Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMTECH TELECOMMUNICATIONS CORP.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	105 Baylis Road Melville, New York 11747 (631) 777-8900 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	11-2139466 (I.R.S. Employer Identification Number)

Fred Kornberg
Chairman of the Board, Chief Executive Officer and President
Comtech Telecommunications Corp.
105 Baylis Road
Melville, New York 11747
Telephone:  (631) 777-8900
Fax:  (631) 777-8877

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Robert A. Cantone, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Telephone: (212) 969-3000
Fax:  (212) 969-2900

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling securityholders shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of security to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2.0% Convertible Senior Notes due 2024	$ 105,000,000	100%(1)	$105,000,000	$13,305.50(2)
Common Stock, par value $.10 per share	2,222,220(3)	(4)	(4)	(4)
Guarantees of the 2.0% Convertible Senior Notes due 2024	(5)	—	—	(5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.
(2)	The fee is calculated pursuant to Section 6(b) of the Securities Act on the basis of the offering price of the notes.
(3)

This number represents the number of shares of common stock that are initially issuable upon conversion of the notes registered hereby, at the rate of 21.1640 shares of common stock for each $1,000 principal amount at maturity of notes. Attached to each such number of common stock is preferred stock purchase rights obtained pursuant to the Rights Agreement, dated as of December 15, 1998, between the Registrant and American Stock Transfer and Trust Company, which, prior to the occurrence of certain events will not be evidenced separately from the common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4)

Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

(5)

The notes registered hereby are the obligations of Comtech Telecommunications Corp. and are guaranteed from the date of issuance by the subsidiaries of Comtech Telecommunications Corp. listed on the “Table of Guarantors” on the following page and each other subsidiary that becomes a guarantor of the securities registered hereby. Pursuant to Rule 457(n) under the Securities Act, there is no additional filing fee with respect to the guarantees. The guarantees will not be traded separately.

The Registrant hereby undertakes to amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF GUARANTORS

Name	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address
Comtech Mobile Datacom Corp.	Delaware	52-2121200	19540 Amaranth Drive Germantown, Maryland 20874
Comtech EFData Corp.	Delaware	86-0994808	2114 W. 7th Street Tempe, Arizona 85281
Comtech Systems, Inc.	Delaware	59-1608396	2900 Titan Row, Ste 142 Orlando, Florida 32809
Comtech AHA Corporation	Delaware	74-3049471	2345 NE Hopkins Court Pullman, Washington 99163
Comtech Antenna Systems, Inc.	Delaware	59-2968963	3100 Communications Road St. Cloud, Florida 34769
Comtech Vipersat Networks, Inc.	Delaware	75-3103916	3089 Skyway Court Fremont, California 94539
Comtech PST Corp.	New York	11-2601146	105 Baylis Road Melville, New York 11747

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 7, 2004
PROSPECTUS

$105,000,000
(Aggregate Principal Amount)

2.0% Convertible Senior Notes due 2024, Related Guarantees and
the Common Stock Issuable Upon Conversion of the Notes

We issued the notes in a private placement on January 27, 2004. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.

The notes were issued in denominations of $1,000 and integral multiples thereof and mature on February 1, 2024, unless earlier converted, redeemed or repurchased at their fully accreted principal amount, which will be equal to $1,295.26 (129.526%) per $1,000 principal amount of notes at issuance. The notes were issued in registered book-entry form.

You may convert the notes into shares of our common stock in accordance with the terms and conditions of the notes prior to their maturity or their prior redemption or repurchase by us. The conversion rate is 21.1640 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to an initial conversion price of approximately $47.25 per share. Upon conversion of the notes we may, in our discretion, in lieu of delivering shares of common stock, deliver cash or a combination of cash and shares of common stock.

We will pay cash interest on the notes on February 1 and August 1 of each year. The first such payment will be made on August 1, 2004. Beginning on February 1, 2009, we will pay additional contingent interest on the notes if the average trading price of the notes is above specified levels, as described in this prospectus. After February 1, 2011, except for contingent interest, if any, we will not pay cash interest on the notes.

The notes are our general unsecured obligations, ranking equally in right of payment with all our existing and future unsecured senior indebtedness, and senior in right of payment to any of our future subordinated indebtedness. The notes are fully and unconditionally guaranteed on a senior subordinated basis by all of our current consolidated subsidiaries and certain future subsidiaries. The guarantee of each subsidiary guarantor is a general unsecured obligation of the guarantor, ranks equally in right of payment with any future senior subordinated indebtedness of such guarantor and is subordinated in right of payment to all existing and future senior indebtedness of such guarantor, as described in this prospectus.

We may redeem for cash all or a portion of the notes on or after February 4, 2009, upon at least 20 days’ notice, at any time at the redemption prices described in this prospectus.

Holders may require us to purchase all or part of their notes for cash at a purchase price of 100% of the accreted principal amount of the notes plus accrued and unpaid interest on February 1, 2011, February 1, 2014 and February 1, 2019 and upon the occurrence of a fundamental change, as described in this prospectus.

The notes are treated as “contingent payment debt instruments” for United States federal income tax purposes and are subject to special rules. See “Certain U.S. Federal Income Tax Considerations”.

There is no public market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. The notes currently trade on the Private Offerings, Resales and Trading through Automated Linkages Market, commonly referred to as The PORTAL Market. However, once notes are sold under this prospectus, these notes will no longer trade on The PORTAL Market. Our common stock is traded on the Nasdaq National Market under the symbol “CMTL”. On April 5, 2004, the last reported closing price of our common stock on the Nasdaq National Market was $23.89 per share.

This investment involves significant risks. See the “Risk Factors” section beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2004.

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer notes or shares of our common stock owned by them. Each time the selling securityholders offer notes or common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus and if applicable, any supplement hereto. See “Where You Can Find More Information” for more information.

You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with different information. Neither the notes nor any shares of common stock issuable upon conversion of the notes are being offered in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus speaks only as of the date of this prospectus and the information in the documents incorporated or deemed to be incorporated by reference in this prospectus speaks only as of the respective dates those documents were filed with the SEC.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements,” including statements concerning the future of our industry, product development, business strategy, continued acceptance of our products, market growth, and dependence on significant customers. These statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict and are based on assumptions that may not prove to be accurate. Our actual results may differ significantly from those contained in any forward-looking statement. The reasons for this include changes in general economic conditions and the factors discussed under the caption “Risk Factors.” When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

i

SUMMARY OF THE OFFERING AND THE COMPANY

This prospectus is offering an aggregate principal amount of $105,000,000 of our 2.0% Convertible Senior Notes due 2024, 2,222,220 shares of our common stock issuable upon conversion of the notes and the guarantees of our current consolidated subsidiaries underlying the notes for sale by certain selling securityholders. The selling securityholders acquired the notes in connection with a private placement on January 27, 2004 and the resultant resale by the initial purchaser of the notes under Rule 144A of the Securities Act.

We are receiving no proceeds from the sale of securities offered for sale hereunder. We have agreed to pay the expenses associated with registering the securities of the selling securityholders. We may suspend the use of this prospectus during certain periods of time described in the section of this prospectus entitled “Description of Notes” if the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing, and we determine in good faith that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

This summary highlights information more fully described in other parts of this prospectus and within the materials incorporated by reference. It is not complete and may not contain all of the information that you should consider before buying the securities offered by this prospectus. The other information is important, so you should read the entire prospectus carefully, including the “Risk Factors” section beginning on page 11, and our consolidated financial statements and the related notes incorporated by reference in this prospectus.

In this prospectus, unless otherwise specified, “Comtech,” “we,” “us,” and “our” refer to Comtech Telecommunications Corp. and its subsidiaries. All share and per share information has been adjusted to reflect the 3-for-2 stock splits that occurred in July 1999 and July 2003.

COMTECH

We design, develop, produce and market innovative products, systems and services for advanced communications solutions addressing commercial and government markets. We sell our products into markets where we believe we have technological, engineering, systems design or other expertise that differentiate our product offerings. Our recent strong performance is attributable to increased mobile data communications demand from U.S. Army logistics and battlefield commands, increased demand for our over-the-horizon microwave communications systems and, most recently, renewed demand for our satellite earth station products from a broad range of customers. In the past several years, we have expanded our product lines, completed targeted acquisitions, continually funded research and development efforts and broadened our customer base.

Business Overview

We conduct our business through three complementary business segments: telecommunications transmission, mobile data communications and RF microwave amplifiers:

Our telecommunications transmission segment, our largest business segment, provides specialized products and systems for satellite, over-the-horizon microwave and line-of-sight microwave telecommunication systems.

•

Satellite Earth Station Equipment and Systems. We provide customers a one-stop shopping approach by offering a broad range of satellite earth station equipment, primarily modems, frequency converters, power amplifiers and transceivers that are used in commercial and government satellite communication applications. We believe we are a leading provider worldwide of satellite earth station modems, which we sell into a broad customer base that includes companies in the defense, satellite, telecommunications and broadcasting markets, as well as the U.S. and foreign governments. We believe we were the first company to offer Turbo Product Code, an advanced form of forward error correction, in satellite earth station modems which we believe can significantly reduce satellite transponder lease costs or increase data throughput by up to 60%.

•

Over-the-Horizon Microwave Systems. We design and develop over-the-horizon microwave communications equipment and systems that can transmit signals over unfriendly or inaccessible terrain from 30 to 600 miles by reflecting the transmitted signals off of the troposphere, an atmospheric layer located approximately seven miles above the earth’s surface. Over-the-horizon microwave systems are a cost-effective alternative to satellite systems since they do not require the leasing of satellite transponder space. Our primary customers in this product line include foreign governments, who have used our systems to, among other things, transport radar tracking information from remote border locations, as well as oil and gas companies for whom it is essential to maintain communication with offshore oil rigs and other remote exploration activities. We recently demonstrated to the U.S. military our ability to transmit video over this communication channel and are discussing with the U.S. military a potential upgrade, and eventual replacement, of its inventory of over-the-horizon microwave systems.

•

Forward Error Correction and Data Compression Technology. We design, develop and market forward error correction integrated circuits and data compression technology solutions which allow for more efficient transmission of voice, video and data in wireless communication channels. We have been issued several U.S. patents relating to our forward error correction technology. We incorporate this technology into our satellite earth station modems, which we believe provides us with a competitive advantage.

Our mobile data communications segment provides satellite-based mobile location, tracking and messaging services and mobile satellite transceivers primarily for defense applications, including logistics, support and battlefield command and control. We believe our system, which is currently being used by U.S. forces in Iraq, is the only satellite-based mobile data communication system employed by both the U.S. Army warfighter and logistics commands that operates in the L-band frequency range and which provides near real-time messaging and location tracking of mobile assets.

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U.S. Army Movement Tracking System (“MTS”). We are currently the sole provider of the U.S. Army logistics command’s Movement Tracking System. This prime contract award allows for the purchase of equipment and services over an eight-year period ending in 2007. We provide MTS services through leased satellite capacity, utilizing our network operations center, mobile transceivers, ruggedized computers and satellite earth station gateways.

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U.S. Army’s Force XXI Battle Command, Brigade and Below (“FBCB2”). We have recently begun providing our mobile satellite transceivers for integration into FBCB2 battlefield command and control applications. In addition, our efforts include the supply and operation of the satellite packet data network and satellite gateways, and associated systems support and maintenance.

•	Commercial Applications. We are currently evaluating potential commercial transportation market applications for our satellite-based mobile system and transceivers.

Our RF microwave amplifier segment designs, manufactures and markets solid-state, high power, broadband RF microwave amplifier products. Our RF microwave amplifier products are used in a wide variety of applications including defense, medical equipment, satellite communications and instrumentation.

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Defense. U.S. and foreign military customers use our amplifiers in a variety of telecommunications systems and electronic warfare systems to boost and transmit signals. We believe that ongoing U.S. security concerns are resulting in increased interest in our amplifier products.

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Medical and Health. Our amplifiers are key components in oncology treatment systems, allowing for high doses of radiation in a very specific area of the body, thereby avoiding damage to healthy tissue.

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Satellite Communications. Our amplifiers are used to amplify signals for voice and data transmission for air-to-satellite-to-ground communications. For example, our amplifiers, when incorporated as part of an aircraft satellite communication system, can be used to provide passengers with e-mail and Internet access.

•	Instrumentation and Testing. Manufacturers use our amplifiers to test their electronic systems for electromagnetic compatibility and susceptibility to interference.

Industry Background

The communications market requires solutions to facilitate secure voice, video and data transmission at high throughput levels, and across a wide variety of media and environments. Over the last decade, the industry has been driven by the global expansion of advanced communication services related to the needs of information-intensive economies, the military transformation to information-based, network-centric warfare, and the need for developing countries to upgrade their commercial and defense communication systems.

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Global Development of Information-Intensive Economies. Businesses are increasingly reliant upon the Internet and multimedia applications to communicate voice, video and data to their customers and employees around the world. We expect demand for these high-bandwidth applications to grow.

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Military Transformation to Information Based, Network-Centric Warfare. The U.S. military is increasingly reliant on information and communications technology to provide critical advantages in battlefield, support and logistics operations. Situational awareness, defined by knowledge of the location and strength of friendly and unfriendly forces during battle, can increase the likelihood of success during a conflict. Stretched battle and supply lines can use satellite communications to span distances that normal radio communications are unable to cover.

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Developing Countries Upgrading Their Commercial and Defense Communication Systems. We believe many developing countries are committing greater resources and are now placing a higher priority on developing and upgrading their communications systems than in the past. Many of these countries lack the resources, or have large geographic areas or unfriendly terrain that make it difficult to install extensive land-based networks on a cost-effective basis. We believe this provides an opportunity for satellite, over-the-horizon microwave and other wireless communications systems to meet the requirements for communication services in these countries.

Corporate Business Strategies

We manage our business with the following principal corporate business strategies:

•	Seek leadership positions in markets where we can provide specialized products and services;
•	Identify and invest in emerging technologies that enhance or expand our product portfolio;
•	Operate business segments flexibly to maximize responsiveness to our customers;
•	Strengthen our diversified and balanced customer base; and
•	Pursue acquisitions and investments in businesses and technologies.

We believe that, as a result of these business strategies, we are well positioned today in both commercial and defense markets and could benefit from increased capital spending, particularly in the telecommunications sector, as general economic conditions improve.

We are incorporated in the State of Delaware. Our principal executive offices are located at 105 Baylis Road, Melville, New York 11747. Our telephone number is (631) 777-8900. Our corporate website is www.comtechtel.com. The contents of our corporate website are not part of this prospectus.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that will be important to a holder of the securities. For a more complete understanding of the notes, please refer to the section of this document entitled “Description of Notes.” For purposes of the description of the securities included in this prospectus, references to “the Company,” “Comtech,” “Issuer,” “us,” “we,” and “our” refer only to Comtech Telecommunications Corp.

Issuer	Comtech Telecommunications Corp., a Delaware corporation.

Seller	One or more of the selling securityholders. See “Selling Securityholders”. We are not the selling securityholders.

Securities Offered	$105.0 million aggregate original principal amount of 2.0% Convertible Senior Notes due 2024 and common stock issuable upon conversion of the notes.

Maturity Date	February 1, 2024, unless earlier repurchased, redeemed, or converted.

Payment at Maturity

We will redeem the notes at their accreted principal amount on the maturity date. The accreted principal amount at maturity will be equal to $1,295.26 (129.526%) per $1,000 of principal amount at issuance. The “accreted principal amount” will be equal to the principal amount at issuance plus accretion on the principal amount at issuance beginning on February 1, 2011, so that the yield to maturity of the notes will remain at 2.0% per year (equal to the rate of cash interest prior to February 1, 2011). The calculation of the principal accretion will be on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months.

Cash Interest

The notes bear cash interest at an annual rate of 2.0% of the principal amount at issuance of the notes from January 27, 2004, or from the most recent date to which interest has been paid or provided for, until, but not including, February 1, 2011. Cash interest, including contingent interest, will be payable semi-annually in arrears on February 1 and August 1 of each year to holders of record at the close of business on the January 15 or July 15 immediately preceding such interest payment date. The first such cash interest payment date will be August 1, 2004. Except for contingent interest, if any, the notes will not bear cash interest after February 1, 2011. Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Contingent Interest

Comtech will pay contingent interest to the holders of notes with respect to any six-month period from February 1 to July 31 and from August 1 to January 31, commencing with the six-month period beginning February 1, 2009, if the average note price for the applicable five trading day period equals 120% or more of the accreted principal amount of such notes. The amount of contingent interest payable per note in respect of any six-month period will equal 0.25% per annum of the average note price for the applicable five trading day period. All references to interest in this section, unless the context otherwise requires, shall include contingent interest, if any.

Ranking of Notes

The notes are Comtech’s general unsecured obligations, ranking equally in right of payment with all of its other existing and future unsecured senior indebtedness and senior in right of payment to any of its future subordinated indebtedness, and is effectively subordinated to any of Comtech’s existing and future secured senior indebtedness to the extent of the assets securing such indebtedness.

Guarantees	The notes are fully and unconditionally guaranteed on a senior subordinated basis by all of our current consolidated subsidiaries and certain future subsidiaries. Each guarantee:

• is a general unsecured obligation of the guarantor;
• is subordinated in right of payment to all existing and future senior indebtedness of that guarantor; and
• ranks equally in right of payment with any future senior subordinated indebtedness of that guarantor.

As of January 31, 2004, Comtech’s subsidiaries had approximately $0.8 million of senior indebtedness consisting of capital lease obligations.

Conversion Rights

The notes may be converted by the holder into shares of Comtech’s common stock initially at a conversion rate of 21.1640 shares of common stock per $1,000 principal amount at issuance of notes, which is equivalent to an initial conversion price of approximately $47.25 per share of common stock (subject to adjustment in certain events), only:

•

during the period from and including the mid-point date in a fiscal quarter to, but not including, the mid-point date (or, if that day is not a trading day, then the next trading day) in the immediately following fiscal quarter (a “conversion period”), if on each of at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of the conversion period, the closing sale price of Comtech’s common stock exceeded 120% of the conversion price in effect on that 30th trading day of such period. The “mid-point date” for each of Comtech’s fiscal quarters are March 15, June 15, September 15 and December 15. If the foregoing condition is satisfied in respect of any conversion period commencing on or after March 15, 2011, then the notes will remain convertible at any time thereafter until maturity;

• if Comtech has called the notes for redemption; or
• during prescribed periods, upon the occurrence of specified corporate transactions described in this prospectus.

The conversion rate for notes is not subject to adjustment for accretion in the principal amount of the notes.

Upon conversion, Comtech will have the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock. Settlement in common stock only will occur as soon as practicable after Comtech notifies the holder that it has chosen this method of settlement. Settlement in cash or in a combination of cash and common stock will occur on the third trading day following the final day of a 20 trading day cash settlement averaging period beginning on the third trading day following the final day of a conversion retraction period. See “Description of Notes — Conversion Rights — Conversion Procedures.”

Upon any conversion, you will not receive any cash payment representing accrued and unpaid interest.

Sinking Fund	None.

Optional Redemption	Comtech may redeem for cash all or a portion of the notes at any time:
•

during the period commencing on February 4, 2009 to and including January 31, 2010, at a redemption price equal to 100.571% of the accreted principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date;

•

during the period commencing on February 1, 2010 to and including January 31, 2011, at a redemption price equal to 100.286% of the accreted principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date; and

• beginning on February 1, 2011, at a redemption price equal to 100% of the accreted principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Repurchase of Notes at a Holder’s Option

Holders have the right to require Comtech to purchase all or a portion of their notes for cash on February 1, 2011, February 1, 2014 and February 1, 2019. The purchase price payable will be equal to 100% of the accreted principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to, but not including, the purchase date. The accreted principal amount at February 1, 2011 will be $1,000 per $1,000 principal amount at issuance of notes, at February 1, 2014 it will be $1,061.52 per $1,000 principal amount at issuance of notes, and at February 1, 2019 it will be $1,172.58 per $1,000 principal amount at issuance of notes.

Fundamental Change	In the event of a fundamental change, as described in this prospectus, holders will have the right to require Comtech to purchase for cash all or any part of the notes after the occurrence of a fundamental change at a purchase price equal to 100% of the accreted principal amount and any accrued and unpaid interest (including additional interest), if any, up to, but not including, the fundamental change purchase date. See “Description of Notes — Purchase of Notes at a Holder’s Option Upon a Fundamental Change.”

Registration Rights	We have agreed to use our best efforts to keep the shelf registration statement, of which this prospectus forms a part, effective until the earlier of:

	•	two years after the latest date on which we issued the notes; or
•

the date on which the holders of the notes and the common stock issuable upon conversion of the notes that are not affiliates of Comtech are able to sell all such securities immediately without restriction in accordance with the provisions of Rule 144(k) under the Securities Act; or

	•	the date on which the notes and the common stock issuable upon conversion of the notes are disposed of in accordance with this prospectus; or
	•	the date on which the notes and the common stock issuable upon conversion of the notes are no longer outstanding.

If we do not comply with these registration obligations, we will be required to pay additional amounts to the holders of the notes or the common stock issuable upon conversion. See “Description of Notes — Registration Rights”.

U.S. Federal Income Tax Considerations

The notes, and the common stock issuable upon conversion of the notes, are subject to special and complex U.S. federal income tax rules. Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and common stock issuable upon conversion of the notes. See “Risk Factors — There are special and complex U.S. federal income tax consequences of owning notes” and “Certain U.S. Federal Income Tax Considerations.”

Book-Entry Form

The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes — Form, Denomination and Registration.”

Trading

The notes issued in the initial private offering are eligible for trading on Nasdaq’s screen-based automated trading system known as PORTAL, “Private Offerings, Resale and Trading through Automated Linkages.” However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL Market.

Nasdaq Symbol	Our common stock is traded on the Nasdaq National Market under the symbol “CMTL”.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or shares of common stock underlying the notes.

Risk Factors

An investment in the notes involves significant risks. You should carefully consider all the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under “Risk Factors” beginning on page 11.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table shows summary historical consolidated financial data for Comtech. The data as of and for each of the five years ended July 31, 2003 were derived from our audited consolidated financial statements. The financial data for the six months ended January 31, 2004 and 2003 were derived from our unaudited consolidated financial statements and include, in the opinion of management, all normal and recurring adjustments necessary to present fairly the data for such periods. Detailed historical financial information is included in the audited consolidated balance sheets as of July 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2003 included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2003, filed on September 23, 2003, and the unaudited consolidated interim balance sheet as of January 31, 2004, and the related consolidated statements of operations and cash flows for the six-month periods ended January 31, 2004 and 2003 included in our Quarterly Report on Form 10-Q for the second quarter ended January 31, 2004, filed on March 10, 2004, incorporated by reference in this prospectus. All share and per share information has been adjusted to reflect the 3-for-2 stock splits that occurred in July 1999 and July 2003. The results of operations for any interim period are not necessarily indicative of the results to be expected for a full year. You should read the summary consolidated financial data together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference in this prospectus.

	Years Ended July 31,					Six Months Ended January 31,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
	(In thousands, except for per share amounts)
Consolidated Statement of Operations Data:
Net sales	$37,886	$66,444	$135,931	$119,357	$174,035	$73,599	$113,090
Cost of sales	26,405	45,942	87,327	78,780	114,317	48,379	71,497
Gross profit	11,481	20,502	48,604	40,577	59,718	25,220	41,593
Expenses:
Selling, general and administrative	6,554	12,058	22,707	22,512	28,045	12,700	17,378
Research and development	2,022	2,644	10,190	11,041	12,828	6,312	7,205
In-process research and development	—	10,218	—	2,192	—	—	—
Amortization of intangibles	78	230	2,552	1,471	2,039	1,052	999
	8,654	25,150	35,449	37,216	42,912	20,064	25,582
Operating income (loss)	2,827	(4,648)	13,155	3,361	16,806	5,156	16,011
Other expense (income):
Interest expense	204	381	4,015	3,061	2,803	1,377	75
Interest income	(65)	(1,511)	(2,303)	(452)	(275)	(121)	(219)
Other (income) expense, net	(39)	201	841	(28)	—	—	—
Income (loss) from continuing operations before income taxes	2,727	(3,719)	10,602	780	14,278	3,900	16,155
Provision (benefit) for income taxes	(3,754)	85	3,888	(368)	4,569	1,248	5,169
Income (loss) from continuing operations	6,481	(3,804)	6,714	1,148	9,709	2,652	10,986
Discontinued operations:
Loss from operations of discontinued segment (less applicable income tax benefit of $79 in 2000 and $320 in 1999)	(622)	(137)	—	—	—	—	—
Loss on disposal of discontinued segment, including provision of $430 for operating losses during phase out period (net of income tax benefit of $306)	(594)	—	—	—	—	—	—
Net income (loss)	$5,265	$(3,941)	$6,714	$1,148	$9,709	$2,652	$10,986
Basic income (loss) per share:
Income (loss) from continuing operations	$1.04	$(0.45)	$0.61	$0.10	$0.85	$0.24	$0.78
Loss from discontinued operations	(0.19)	(0.01)	—	—	—	—	—
Basic income (loss)	$0.85	$(0.46)	$0.61	$0.10	$0.85	$0.24	$0.78
Diluted income (loss) per share:
Income (loss) from continuing operations	$0.94	$(0.45)	$0.57	$0.10	$0.80	$0.23	$0.71
Loss from discontinued operations	(0.17)	(0.01)	—	—	—	—	—
Diluted income (loss)	$0.77	$(0.46)	$0.57	$0.10	$0.80	$0.23	$0.71

	Years Ended July 31,					Six Months Ended January 31,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
	(In thousands, except for per share amounts)
Weighted average number of common shares outstanding – Basic	6,214	8,495	11,022	11,192	11,445	11,285	14,017
Potential dilutive common shares	646	—	843	516	748	489	1,438
Weighted average number of common and common equivalent shares outstanding assuming dilution – Diluted	6,860	8,495	11,865	11,708	12,193	11,774	15,455
Other Operating Data:
Backlog at period-end (1)	$38,637	$50,358	$50,094	$44,121	$100,142	$87,932	$97,142
New orders	61,071	78,345	135,487	113,384	230,056	117,410	110,090

	As of July 31,						As of January 31,
	1999	2000	2001	2002	2003		2004
							(unaudited)
	(In thousands)
Consolidated Balance Sheet Data:
Total assets	$29,847	$126,031	$146,988	$126,586	$164,250		$286,682
Working capital	10,192	65,267	67,089	51,577	74,801		190,228
Long-term debt	—	37,900	42,000	28,683	—		105,000
Long-term capital lease obligations	959	908	2,157	1,294	393		254
Stockholders’ equity	18,357	57,782	65,565	67,288	117,568		131,182

______________

(1)

Our backlog consists solely of orders believed to be firm. In the case of contracts with departments or agencies of the U.S. government, orders are only included in backlog to the extent funding has been obtained for such orders. All of the contracts in our backlog are subject to cancellation at the convenience of the customer or for default in the event that we are unable to perform under the contract.

RISK FACTORS

An investment in the notes, and the common stock issuable upon conversion of the notes, involves significant risks. You should carefully consider the following risk factors in conjunction with the other information contained and incorporated by reference in this prospectus before purchasing the notes.

Risks Related To Our Business

Due to many factors, including the amount of business represented by large contracts, new orders, net sales and our operating results are difficult to forecast and may be volatile, including for the remainder of fiscal 2004.

We have experienced, and will experience in the future, significant fluctuations in new orders, net sales and operating results, including our net income and earnings per share, from quarter to quarter. One reason for this is that a significant portion of our business — primarily the over-the-horizon microwave systems of our telecommunications transmission business segment, a portion of our RF microwave amplifier business segment and the majority of our mobile data communications segment — is derived from a limited number of relatively large customer contracts, the timing of which cannot be predicted. While we generally recognize revenue on contracts when the products are shipped, revenue is recognized on the percentage-of-completion method when the performance of a contract will extend beyond a 12-month period. Our new orders, net sales and operating results, including our net income and earnings per share, also may vary significantly from period-to-period because of the following factors: product mix sold; fluctuating market demand; price competition; new product introductions by our competitors; fluctuations in foreign currency exchange rates; unexpected changes in delivery of components or subsystems; political instability; regulatory developments; and general economic conditions. Accordingly, you should not rely on period-to-period comparisons as indications of our future performance because these comparisons may not be meaningful.

For example, most sales relating to our satellite earth station products are booked and shipped in the same quarter. Fluctuations in market demand and the receipt of orders from our customers can cause sales of satellite earth station products to fluctuate significantly from quarter-to-quarter. As such, quarterly net sales of these products for the remainder of fiscal 2004 may differ materially from the first and second quarter levels and, accordingly, may be lower than the first and second quarter levels. In addition, as a result of the timing of our performance on two major contracts in our over-the-horizon microwave systems product line, quarterly net sales relating to these contracts are expected to be lower during the balance of fiscal 2004 as compared to the first two quarters. In our mobile data communications segment, sales can be impacted by unpredictable funding levels and order placements from the U.S. Army. As such, net sales in this segment for the remainder of fiscal 2004 may differ materially from levels for the first two quarters. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference in this prospectus.

Our business, results of operations, liquidity and financial condition depend on our ability to maintain our level of government business.

In recent years, we have increased our dependence on U.S. government business. Our sales to the U.S. government (including sales to prime contractors to the U.S. government) accounted for approximately 44.2%, 33.8% and 23.1% of our total net sales for the fiscal years ended July 31, 2003, 2002 and 2001, respectively. Approximately 41.0% of our backlog at January 31, 2004 consisted of orders from the U.S. government. We expect such business to represent a significant portion of our revenues for the foreseeable future. U.S. government business exposes us to various risks, including:

•	unexpected contract or project terminations or suspensions;
•	unpredictable order placements, reductions or cancellations;
•	reductions in government funds available for our projects due to government policy changes, budget cuts and other spending priorities;
•	penalties arising from post-award contract audits;

•	cost audits in which the value of our contracts may be reduced;
•	higher-than-expected final costs, particularly relating to software and hardware development, for work performed under contracts where we commit to specified deliveries for a fixed price; and
•

unpredictable cash collections of unbilled receivables that may be subject to acceptance of contract deliverables by the customer and contract close-out procedures, including government approval of final indirect rates.

All of our U.S. government contracts can be terminated by the U.S. government for its convenience. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on work completed prior to termination. In addition to the right of the U.S. government to terminate, U.S. government contracts are conditioned upon the continuing approval by Congress of the necessary spending. Congress usually appropriates funds for a given program on a fiscal year basis even though contract performance may take more than one year. Consequently, at the beginning of a major program, the contract may not be fully funded, and additional monies are normally committed to the contract only if, as and when appropriations are made by Congress for future fiscal years. See, for example, “— Our mobile data communications business is subject to risk.”

The U.S. government may review our costs and performance on certain contracts, as well as our accounting and general business practices. Based on the result of such audits, the U.S. government may adjust our contract-related costs and fees.

We obtain U.S. government contracts through a competitive bidding process. We cannot assure you that we will continue to win competitively awarded contracts or that awarded contracts will generate sufficient net sales to result in profitability.

All of our businesses are subject to rapid technological change; we must keep pace with changes to compete successfully.

We are engaged in businesses characterized by rapid technological change, evolving industry standards, frequent new product announcements and enhancements, and changing customer demands. The introduction of products and services embodying new technologies and the emergence of new industry standards could render our products and services obsolete or non-competitive. The technology used in our products and services evolves rapidly, and our business position depends, in large part, on the continuous refinement of our scientific and engineering expertise and the development, either through internal research and development or acquisitions, of new or enhanced products and technologies. We may not have the economic or technological resources to be successful in such efforts and we may not be able to identify and respond to technological improvements made by our competitors in a timely or cost-effective fashion. A significant technological breakthrough by others, including smaller competitors or new firms, could have a material adverse impact on our business, results of operations and financial condition.

Our dependence on international sales may adversely affect us.

Sales for use by international customers (including sales to prime contractors’ international customers) represented approximately 39.7%, 41.2% and 46.2% of our total net sales for the fiscal years ended July 31, 2003, 2002 and 2001, respectively. Approximately 42.6% of our backlog at January 31, 2004 consisted of orders for use by foreign customers. Direct and indirect sales to a North African country during the six months ended January 31, 2004 were 16.0% of total net sales. We expect that international sales will continue to be a substantial portion of our total sales.

These sales expose us to certain risks, including barriers to trade, fluctuations in foreign currency exchange rates (which may make our products less price-competitive), political and economic instability, exposure to public health epidemics (such as Severe Acute Respiratory Syndrome (“SARS”)), availability of suitable export financing, tariff regulations, and other U.S. and foreign regulations that may apply to the export of our products and the generally greater difficulties of doing business abroad. We attempt to reduce the risk of doing business in foreign countries by seeking subcontracts with large systems suppliers, contracts denominated in U.S. dollars, advance or milestone payments, credit insurance and irrevocable letters of credit in our favor. However, we may not be able to reduce the economic risk of doing business in foreign countries, in all instances. In such cases billed and unbilled receivables relating to international sales are subject to increased collectibility risk and may result in significant write-offs, which could have a material adverse impact on our business, results of operations and financial condition.

Foreign defense contracts generally contain provisions relating to termination at the convenience of the government. In addition, certain of our products and systems may require licenses from U.S. government agencies for export from the United States, and some of our products are not permitted to be exported. We cannot be sure of our ability to gain any licenses that may be required to export our products, and failure to receive required licenses could materially reduce our ability to sell our products outside the United States.

A stalled economy and further reductions in telecommunications equipment and systems spending may negatively affect our revenues, profitability and the recoverability of our assets, including intangible assets.

From the second half of fiscal 2001 through fiscal 2003, our revenues from commercial customers were negatively affected by the uncertain economic environment both in the overall market, and more specifically in the telecommunications and aviation sectors. Although we have seen signs of a strengthening economy, if this trend does not continue, some of our customers may reduce their budgets for spending on telecommunications equipment and systems. As a consequence, our current customers and other prospective customers may postpone, reduce or even forego the purchase of our products and systems, which could adversely affect our revenues, profitability and the recoverability of our assets, including intangible assets, particularly in our telecommunications transmission and RF microwave amplifier segments, which are exposed to the telecommunications and aviation sectors.

Our mobile data communications business is subject to risk.

Although fiscal 2003 sales and earnings increased significantly over prior years, our mobile data communications business has a relatively limited operating history compared to our other business segments. It is subject to all of the risks inherent in the operation of a new business enterprise. In addition to the other risk factors described in this section, the risk factors applicable to our mobile data communications services business include the following:

•

Although our U.S. Army contract for the logistics command’s Movement Tracking System obligates us to provide satellite services and hardware, including mobile satellite transceivers and computers, through 2007, as and when ordered by the U.S. Army and at the fixed prices and other terms set forth in this contract, the U.S. Army is not obligated to purchase any terminals or services under this contract and may terminate this contract. Sales under the U.S. Army contract could be subject to unpredictable funding and deployment decisions. Through January 31, 2004, we have received cumulative orders to date of $94.6 million under this contract.

•	Certain components that we need have purchasing lead-time of four months or longer, and the U.S. Army contract requires us to provide mobile terminals within 90 days after we receive an order.
•

Our success in commercial markets will depend on, among other things, our ability to access the best distribution channels, the development or licensing of applications which create value for the customer and our ability to attract and retain qualified personnel. Delays in delivering terminals could also adversely affect our ability to obtain and retain commercial customers.

•

In general, as we seek to grow our mobile data communications services business, we anticipate that we will need to maintain a substantial inventory in order to provide terminals to our customers on a timely basis. If forecasted orders are not received, we might be left with large inventories of slow moving or unusable parts or terminals. This could result in an adverse effect on our business, results of operations and financial condition.

•

We lease the satellite capacity necessary to operate our system from third party satellite networks. We currently have a long-term lease that expires on June 30, 2005 with a satellite network operator, Mobile Satellite Ventures, for satellite coverage in North America, Central America and the northern rim of South America. We have leases with other vendors for satellite coverage in other parts of the world as required by the U.S. Army contract. We cannot assure you that we will be able to obtain sufficient satellite capacity or geographical coverage from any vendor to operate our mobile data communications services system on acceptable terms or on a timely basis.
•

There are several existing competitors in the mobile data communications market that have established systems with sizable customer bases and much greater financial resources than us. The largest of these competitors is Qualcomm, Inc. Existing competitors, including terrestrial service providers, are also aggressively pricing their products and services and may continue to do so in the future. Competitors continue to offer new value added products and services, which we may be unable to match on a timely or cost effective basis. Increased competition may impact margins throughout the industry. We anticipate that new competitors will enter the mobile data communications market in the future. This could impact our entry into the commercial market in a significant way.

•

All satellite communications are subject to the risk that a satellite or ground station failure or a natural disaster may interrupt service. Interruptions in service could have a material adverse impact on our business, results of operations and financial condition. At present, one of our satellite providers is operating without a full in-orbit back-up capability in the event of a failure of one of its two satellites in operation. Should we be obliged to restore service on another system in the event of a satellite failure, our costs would increase and could have an adverse effect on our business, results of operations and financial condition.

Our backlog is subject to customer cancellation or modification.

We currently have a backlog of orders, mostly under contracts that the customer may modify or terminate. We cannot assure you that our backlog will result in sales.

Our dependence on component availability, subcontractor availability and performance and key suppliers may adversely affect us.

We do not generally maintain a substantial inventory of components and subsystems. We obtain certain components and subsystems from a single source or a limited number of sources, but believe that most components and subsystems are available from alternative suppliers and subcontractors. A significant interruption in the delivery of such items, however, could have a material adverse impact on our business, results of operations and financial condition.

Our fixed price contracts subject us to risk.

Almost all of our products and services are sold under fixed price contracts. This means that we bear the risk of unanticipated technological, manufacturing, supply or other problems, price increases or increases in the cost of performance.

Adverse regulatory changes could impair our ability to sell products.

Our products are incorporated into wireless communications systems that must comply with various government regulations, including those of the Federal Communications Commission (“FCC”). Regulatory changes, including changes in the allocation and availability of frequency spectrum, and in the military standards and specifications that define the current satellite networking environment, could materially harm our business by (1) restricting development efforts by us and our customers, (2) making our current products less attractive or obsolete, or (3) increasing the opportunity for additional competition.

Changes in, or our failure to comply with, applicable regulations could materially harm our business. In addition, the increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards and reassign bandwidth for these products and services. The reduced number of available frequencies for other products and services and the time delays inherent in the government approval process of new products and services have caused and may continue to cause our customers to cancel, postpone or reschedule their installation of communications systems including their satellite, over-the-horizon microwave, or terrestrial line-of-sight microwave communication systems. This, in turn, could have a material adverse effect on our sales of products to our customers.

We face risks from the uncertainty of prevailing economic and political conditions.

Current global political and economic conditions are uncertain. As a result, it is difficult to estimate the level of expansion, if any, for the global or U.S. economies generally or the markets in which we participate. Because our budgeting and forecasting process relies on estimates of growth in the markets we serve, the current economic environment renders estimates of future income and expenses even more difficult than usual to formulate. The future direction of the domestic and global economies and political environment could have a material adverse impact on our business, results of operations and financial condition.

Acquisitions and strategic investments may divert our resources and management attention; results may fall short of expectations.

We intend to continue pursuing selected acquisitions of and investments in businesses, technologies and product lines as a key component of our growth strategy. Any future acquisition or investment may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt and amortization expenses or in process research and development charges related to intangible assets. Acquisitions involve numerous risks, including:

•	difficulties in the integration and assimilation of the operations, technologies, products and personnel of an acquired business;
•	diversion of management’s attention from other business concerns;
•	increased expenses associated with the acquisition; and
•	potential loss of key employees or customers of any acquired business.

We cannot assure you that our acquisitions will be successful and will not adversely affect our business, results of operations or financial condition.

The loss of key technical or management personnel could adversely affect our business.

Our success depends on the continued contributions of key technical management personnel, including the key corporate and operating unit management at each of our subsidiaries. Many of our key personnel, particularly the key engineers of our subsidiaries, would be difficult to replace, and are not subject to employment or noncompetition agreements. Our growth and future success will depend in large part upon our ability to attract and retain highly qualified engineering, sales and marketing personnel. Competition for such personnel from other companies, academic institutions, government entities and other organizations is intense. Although we believe that we have been successful to date in recruiting and keeping key personnel, we may not be successful in attracting and retaining the personnel we will need to continue to grow and operate profitably. Also, the management skills that have been appropriate for us in the past may not continue to be appropriate if we continue to grow and diversify.

Our markets are highly competitive.

The markets for our products are highly competitive. We cannot assure you that we will be able to successfully compete or that our competitors will not develop new technologies and products that are more commercially effective than our own. We expect the U.S. Department of Defense’s increased use of commercial off-the-shelf products and components in military equipment will encourage new competitors to enter the market. Also, although the implementation of advanced telecommunications services is in its early stages in many developing countries, we believe competition may intensify as businesses and foreign governments realize the market potential of telecommunications services. Many of our competitors have financial, technical, marketing, sales and distribution resources greater than ours.

Protection of our intellectual property is limited; we are subject to the risk of third party claims of infringement.

Our businesses rely in large part upon our proprietary scientific and engineering “know-how” and production techniques. Historically, patents have not been an important part of our protection of our intellectual property rights. We rely upon the laws of unfair competition, restrictions in licensing agreements and confidentiality agreements to protect our intellectual property. We limit access to and distribution of our proprietary information. These efforts allow us to rely upon the knowledge and experience of our management and technical personnel to market our existing products and to develop new products. The departure of any of our key management and technical personnel, the breach of their confidentiality and non-disclosure obligations to us or the failure to achieve our intellectual property objectives may have a material adverse impact on our business, results of operations and financial condition.

Our ability to compete successfully and achieve future revenue growth will depend, in part, on our ability to protect our proprietary technology and operate without infringing upon the rights of others. We may fail to do so. In addition, the laws of certain countries in which our products are or may be sold may not protect our products and intellectual property rights to the same extent as the laws of the United States.

We believe that we own or have licensed all intellectual property rights necessary for the operation of our businesses as currently contemplated. If the technology we use is found to infringe on protected technology, we could be required to change our business practices, license the protected technology, and/or pay damages or other compensation to the infringed party. If we are unable to license protected technology used in our business or if we were required to change our business practices, we could be prohibited from making and selling our products or providing certain telecommunications services.

Our operations are subject to environmental laws and regulations and we may be subject to environmental liabilities.

We engage in manufacturing and are subject to a variety of local, state and federal governmental laws and regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our products, particularly in the fabrication of fiberglass antennas by our Comtech Antenna Systems, Inc. subsidiary. The failure to comply with current or future environmental requirements could result in the imposition of substantial fines, suspension of production, alteration of our manufacturing processes or cessation of operations that could have a material adverse impact on our business, results of operations and financial condition.

In addition, the handling, treatment or disposal of hazardous substances by us or our predecessors may have resulted or could in the future result in contamination requiring investigation or remediation, or leading to other liabilities, any of which could have a material adverse impact on our business, results of operations and financial condition.

Recently enacted and proposed changes in securities laws and regulations are increasing our costs.

The Sarbanes-Oxley Act of 2002 that became law in July 2002 requires changes in some of our corporate governance, public disclosure and compliance practices. The Act also requires the SEC to promulgate new rules on a variety of subjects. In addition, the Nasdaq National Market has revised its requirements for companies, such as us, that are listed on the Nasdaq National Market. These developments are increasing our legal and financial compliance costs. We expect these developments to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

Terrorist attacks and threats, and government responses thereto, and threats of war elsewhere may negatively impact all aspects of our operations, revenues, costs and stock price.

The terrorist attacks in the United States and against U.S. interests overseas, the U.S. government’s response thereto, and threats of war may negatively affect our business, financial condition and results of operations. Any escalation in these events or similar or future events may disrupt our operations or those of our customers and may affect the availability of materials needed to manufacture our products or the means to transport those materials to manufacturing facilities and finished products to customers. In addition, these events have had and could continue to have an adverse impact on the U.S. and world economy in general.

Provisions in our corporate documents, stockholder rights plan, and Delaware law could delay or prevent a change in control of Comtech.

We have taken a number of actions that could have the effect of discouraging, delaying or preventing a merger or acquisition involving Comtech that our stockholders may consider favorable. For example, we have a classified board and the employment contract of our chief executive officer provides for a substantial payment in the event of a change of control of Comtech. We also adopted a stockholder rights plan that could cause substantial dilution to a stockholder, and substantially increase the cost paid by a stockholder, who attempts to acquire us on terms not approved by our board of directors. These could prevent us from being acquired. In addition, our certificate of incorporation grants the board of directors the authority to fix the rights, preferences and privileges of and issue up to 2,000,000 shares of preferred stock without stockholder action. Although we have no present intention to issue shares of preferred stock, such an issuance of any class or series of our preferred stock could have rights which would adversely affect the voting power of the common stock or which could delay, defer, or prevent a change in control of Comtech. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, this statute provides that except in certain limited circumstances a corporation shall not engage in any “business combination” including mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, for purposes of Section 203 of the Delaware General Corporation Law, an “interested stockholder” is a person who, together with affiliates, owns, or within three years did own, 15% or more of the corporation’s voting stock. This provision could have the effect of delaying or preventing a change in control of Comtech.

Risks Related to the Notes and the Common Stock
into which the Notes are Convertible

We have increased our leverage as a result of the sale of the notes.

In connection with the sale of the notes, we have incurred $105.0 million of indebtedness. As a result of this indebtedness, our interest payment obligations have increased. The degree to which we are now leveraged could adversely affect our ability to obtain further financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which may be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

There are no restrictive covenants in the indenture relating to our ability to incur future indebtedness.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We may therefore incur additional debt, including secured indebtedness, indebtedness of future non-guarantor subsidiaries and senior indebtedness of guarantor subsidiaries, to which the notes and the guarantees would be effectively subordinated. As part of our growth strategy, we potentially may finance future acquisitions of businesses or technologies, which may cause us or our subsidiaries to incur significant indebtedness.

Upon conversion of the notes, we may pay cash in lieu of issuing shares of our common stock or a combination of cash and shares of our common stock. Therefore, holders of the notes may receive no shares of our common stock or fewer shares than the number into which their notes are convertible.

We have the right to satisfy our conversion obligation to holders by issuing shares of common stock into which the notes are convertible, the cash value of the common stock into which the notes are convertible, or a combination thereof. Accordingly, upon conversion of a note, holders may not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note. Further, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of common stock upon conversion of notes.

If we elect to settle upon conversion in cash or a combination of cash and common stock, there will be a delay in settlement.

If we elect to settle upon conversion of notes in cash or a combination of cash and our common stock, settlement will be delayed until the 31st trading day following our receipt of the holder’s conversion notice, unless the cash settlement averaging period is extended under certain circumstances or the holder submits its conversion notice within 30 trading days prior to maturity. See “Description of Notes — Conversion Rights — Conversion Procedures — Payment Upon Conversion.”

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, which includes certain specified change of control events, we will be required to offer to repurchase all outstanding notes. However, the fundamental change provisions do not afford protection to holders of notes in the event of certain transactions. For example, certain transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, would not constitute a change of control and, therefore, not constitute a fundamental change requiring us to repurchase the notes. Certain other transactions may not constitute a change of control because they do not involve a change in voting power or beneficial ownership of the magnitude required under the definition of change of control. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

In addition, the definition of change of control includes a phrase relating to the sale of all or substantially all of Comtech’s properties and assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the indenture and the notes, or under the law of Delaware, Comtech’s state of incorporation. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale of less than all of the Comtech’s properties and assets may be uncertain.

We may not have the funds necessary to purchase the notes upon a fundamental change or other purchase date, as required by the indenture governing the notes.

On February 1, 2011, February 1, 2014, and February 1, 2019, holders of the notes may require us to purchase their notes, which repurchase must be made for cash. In addition, holders may also require us to purchase their notes upon a fundamental change as described under “Description of Notes — Purchase of Notes at a Holder’s Option Upon a Fundamental Change.” If we do not have or have access to sufficient funds to repurchase the notes, then we would not be able to repurchase your notes. If a repurchase event occurs, we expect that we would require third-party financing to repurchase the notes, but we cannot assure you that we would be able to obtain that financing on favorable terms or at all.

The conversion rate of the notes may not be adjusted for all dilutive events, including third-party tender or exchange offers that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

The conversion rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events, such as third-party tender or exchange offers, that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

The guarantees are subordinated to all senior indebtedness of the guarantors.

The guarantees are the general unsecured senior subordinated obligations of the guarantors. Accordingly, the guarantees are subordinated in right of payment to all existing and future senior indebtedness of the guarantors and a guarantor may not make payments on the guarantees if any of its senior indebtedness is not paid when due. Moreover, in the event of a bankruptcy or liquidation of a guarantor, the guarantor’s assets will not be available to make any payments of the guarantees until it has made all payments to holders of its senior indebtedness. As of January 31, 2004, the total outstanding long-term debt, including the current portion thereof, of the guarantors was $0.8 million.

The notes and the guarantees are effectively subordinated to all of our secured indebtedness.

The notes are our general unsecured senior obligations and the guarantees are the general unsecured senior subordinated obligations of the guarantors. Accordingly, the notes and the guarantees are effectively subordinated to all of our current and future secured indebtedness to the extent of the assets securing the indebtedness.

The notes will be structurally subordinated to all indebtedness of any future subsidiaries that are not guarantors of the notes.

While all of our current consolidated subsidiaries are guarantors of the notes, the indenture governing the notes does not require that all of our future subsidiaries become guarantors. You will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us.

The guarantees may be unenforceable due to fraudulent conveyance statutes. Accordingly, you could have no claim against the guarantors.

The guarantees of our subsidiary guarantors may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws in bankruptcy or similar proceedings. Although laws differ among various jurisdictions, a court could, under current fraudulent conveyance laws, subordinate or avoid the guarantees if it found that the guarantees were incurred with actual intent to hinder, delay, or defraud creditors, or the guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied, or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantees and that the guarantor:

•	was insolvent or rendered insolvent by reason of the issuance of the guarantees;
•	was engaged or was about to engage in a business or transaction for which the remaining assets of the guarantor constituted unreasonably small capital; or
•	intended to incur, or believed that it would incur, debts beyond its ability to pay debts as they matured.

If a court voided a guarantee by one or more of our subsidiary guarantors as the result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the notes would cease to have a claim against such subsidiary based on the guarantee and would be creditors only of Comtech and any guarantor whose guarantee was not similarly held unenforceable.

We cannot assure you that a court would conclude that the notes and the subsidiary guarantees issued concurrently with the notes are incurred for proper purposes and in good faith. We also cannot assure you that a court would conclude that, after giving effect to indebtedness incurred in connection with the issuance of the notes and the issuance of the subsidiary guarantees, Comtech and the subsidiary guarantors are solvent and will continue to be solvent, will have sufficient capital for carrying on their respective businesses and will be able to pay their debts as they become absolute and mature.

Our debt service obligations may adversely affect our cash flow.

A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt.

The level of our indebtedness, among other things, could:

•	make it difficult for us to make payments on the notes;
•	make it difficult for us to obtain any necessary financing in the future for working capital, acquisitions, capital expenditures, debt service requirements or other purposes;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and
•	make us more vulnerable in the event of a downturn in our business.

An active trading market for the notes may not develop and the transfer of the notes will be restricted.

There is currently no public market for the notes. The notes currently trade on the Private Offerings, Resales and Trading through Automated Linkages Market, commonly referred to as The PORTAL Market. However, no notes sold under this prospectus will trade on The PORTAL Market. We do not intend to list the notes on any national or other securities exchange, or on the Nasdaq National Market. Accordingly, no public market for the notes may develop, and any market that develops may not last.

Even if an active trading market were to develop, the notes could trade at prices that may be lower than the price at which a holder purchased the notes, or holders could experience difficulty or an inability to resell the notes. Whether or not the notes will trade at lower prices depends on many factors, including prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors.

Our notes may not be rated or may receive a lower rating than anticipated by investors, which could cause a decline in the liquidity or market price of the notes and our common stock.

We have not sought and do not intend to seek a rating on the notes and we believe it is unlikely the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduced their rating in the future, the market price of the notes and our common stock may be adversely affected.

There are special and complex U.S. federal income tax consequences of owning notes.

We and each holder agreed in the indenture to treat the notes as “contingent payment debt instruments” subject to the contingent payment debt Treasury Regulations. As a result, a holder is required to include amounts in income, as original issue discount, in advance of cash that holder receives on a note, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a fixed-rate, noncontingent, nonconvertible borrowing (which we have determined to be 8.5%, compounded semi-annually), even though the notes will have a significantly lower yield to maturity. A holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. A holder will also recognize ordinary income, upon a sale, exchange, conversion or redemption of the notes at a gain. In addition, if we pay cash dividends on our common stock, we are required under the indenture to adjust the conversion rate. As a result of the adjustment to the conversion rate, you may be deemed to have received a taxable dividend subject to U.S. federal income tax, and possibly also state and local income taxes, without the receipt of any cash. Holders are urged to consult their own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of the notes and shares of common stock. See “Certain U.S. Federal Income Tax Considerations.”

If a conversion contingency is met, our earnings per share on a diluted basis could decrease as a result of the inclusion of all of the shares into which the notes are convertible in the calculation of such earnings.

The holders of the notes are entitled to convert the notes into shares of our common stock (or cash or a combination of cash and common stock, if we so elect), if, among other circumstances, the closing sale price of our common stock for at least 20 trading days in any 30 consecutive trading day period is equal to or greater than 120% of the conversion price in effect on that 30th trading day. Until this conversion contingency or another conversion contingency is met, the shares into which the notes are convertible are not included in the calculation of our basic or diluted earnings per share. Should a conversion contingency be met, diluted earnings per share are expected to decrease as a result of the inclusion of all of the underlying shares in the diluted earnings per share calculation.

The market price of our common stock is highly volatile, which could result in substantial losses for you in this offering.

The stock market in general, and the stock prices of technology-based companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company. The market price of our common stock has fluctuated significantly in the past and is likely to fluctuate significantly in the future as well. Factors that may have a significant impact on the market price of our stock include:

•	future announcements concerning us or our competitors;
•	receipt or non-receipt of substantial orders for products and services;
•	results of technological innovations;
•	new commercial products;
•	changes in recommendations of securities analysts;
•	government regulations;
•	proprietary rights or product or patent litigation;
•	changes in economic conditions generally, particularly in the telecommunications sector;
•	changes in market conditions generally, particularly in the market for small cap stocks; and
•	limited public float.

Shortfalls in our sales or earnings in any given period relative to the levels expected by securities analysts could immediately, significantly and adversely affect the trading price of our common stock. Because the notes are convertible into shares of our common stock, these factors may also affect the value of the notes.

We have never declared or paid cash dividends.

We have never declared or paid a cash dividend and do not intend to declare any cash dividends on our common stock in the foreseeable future. Because the notes are convertible into shares of our common stock, these factors may also affect the value of the notes.

Securities we issue to fund our operations or in connection with acquisitions could dilute your ownership.

We may decide to raise additional funds through a public or private debt or equity financing to fund our operations or to make or finance acquisitions. If we issue additional equity securities, the percentage ownership of current stockholders, including the ownership that holders of the notes would have upon conversion, will be reduced, and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the notes. We may not obtain sufficient financing on terms that are favorable to you and us.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the notes or the underlying common stock by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges on a consolidated basis for the periods indicated. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make the required interest payments on the notes.

For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest on all indebtedness and an interest factor attributable to rentals.

	Years Ended July 31,					Six Months Ended January 31, 2004
	1999	2000	2001	2002	2003
						(unaudited)
	(In thousands, except for ratios)
Fixed Charges:
Interest expense, including amortization of debt issuance costs	$204	$381	$4,015	$3,061	$2,803	$75
Portion of rental expense deemed to represent interest	100	158	574	793	852	495
Total fixed charges	$304	$539	$4,589	$3,854	$3,655	$570

Earnings:
Income (loss) from continuing operations before income taxes	$2,727	$(3,719)	$10,602	$780	$14,278	$16,155
Fixed charges	304	539	4,589	3,854	3,655	570
Total earnings (loss) for computation of ratio	$3,031	$(3,180)	$15,191	$4,634	$17,933	$16,725

Ratio of earnings to fixed charges	10.0	—	3.3	1.2	4.9	29.3

The pre-tax loss from continuing operations for the year ended July 31, 2000 was not sufficient to cover fixed charges by a total of approximately $3.7 million. As a result, the ratio of earnings to fixed charges has not been computed for this period.

PRICE RANGE OF COMMON STOCK

The following table shows for the periods indicated the high and low sales prices of our common stock as reported by the Nasdaq National Market. All share and per share information has been adjusted to reflect the 3-for-2 stock split that occurred on July 14, 2003.

Fiscal Year Ended	High	Low
July 31, 2002:
First Quarter	$10.97	$8.33
Second Quarter	9.22	7.43
Third Quarter	8.60	5.50
Fourth Quarter	7.15	4.21
July 31, 2003:
First Quarter	$6.08	$3.83
Second Quarter	7.93	4.88
Third Quarter	9.71	5.89
Fourth Quarter	23.60	9.67
July 31, 2004
First Quarter	$32.90	$14.60
Second Quarter	39.52	26.67
Third Quarter (through April 5, 2004)	34.20	20.53

Our common stock is listed on the Nasdaq National Market under the symbol “CMTL.” The closing sales price of our common stock on April 5, 2004 was $23.89 per share. As of April 5, 2004 there were approximately 772 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF NOTES

The notes were issued under an indenture dated as of January 27, 2004, among Comtech Telecommunications Corp., as issuer, the guarantors and The Bank of New York, as trustee. Initially, the trustee will also be the paying agent and conversion agent. The notes, the guarantees and the shares of common stock issuable upon conversion of the notes are covered by a resale registration rights agreement. You may request a copy of the notes, the indenture and the registration rights agreement from the trustee.

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. The terms of the notes include those provided in the indenture, those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended, and those provided in the registration rights agreement. You should read the notes, the indenture, and the registration rights agreement, because they, and not this description, define your rights as a holder of the notes.

As used in this “Description of Notes” section, references to “Comtech” refer solely to Comtech Telecommunications Corp. and not to any of its current or future subsidiaries.

Brief Description of the Notes

The notes:

•	consist of an aggregate principal amount of $105.0 million;
•	were sold at an issue price of 100% of the principal amount at issuance of the notes, which is $1,000 per note, plus accrued interest, if any, from January 27, 2004;
•

bear interest at an annual rate of 2.0% of the principal amount at issuance, from the issue date to, but excluding, February 1, 2011, payable semi-annually, in arrears, on February 1 and August 1 of each year, commencing on August 1, 2004;

•	bear contingent interest in the circumstances described under “— Contingent Interest”;
•	except for contingent interest, if any, will not pay cash interest after February 1, 2011;
•

are due at maturity at an “accreted principal amount” of $1,295.26 (129.526%) per $1,000 of principal amount at issuance, with the accreted principal amount being the principal amount at issuance plus accretion beginning February 1, 2011, so that the yield to maturity of the notes will remain at 2.0% per year (equal to the rate of cash interest before February 1, 2011), calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months;

•	accrue additional interest if Comtech and the guarantors fail to comply with certain obligations as set forth below under “— Registration Rights”;
•

are Comtech’s general unsecured obligations, ranking equally in right of payment with all of its other existing and future unsecured senior indebtedness and senior in right of payment to any of its future subordinated indebtedness, and are effectively subordinated to any of Comtech’s existing and future secured senior indebtedness to the extent of the assets securing such indebtedness;

•

may be converted by the holder into shares of Comtech’s common stock initially at a conversion rate of 21.1640 shares of common stock per $1,000 principal amount at issuance of notes (and with no change in the conversion rate for any accretion of principal amount of the notes on or after February 1, 2011), which represents an initial conversion price of approximately $47.25 per share, only:

•

during the period from and including the mid-point date in a fiscal quarter to, but not including, the mid-point date (or, if that day is not a trading day, then the next trading day) in the immediately following fiscal quarter (a “conversion period”), if on each of at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of the conversion period, the closing sale price of Comtech’s common stock exceeded 120% of the conversion price in effect on that 30th trading day of such period. The “mid-point date” for each of Comtech’s fiscal quarters are March 15, June 15, September 15 and December 15. If the foregoing condition is satisfied in respect of any conversion period commencing on or after March 15, 2011, then the notes will remain convertible at any time thereafter until maturity;
•	if Comtech has called the notes for redemption; or
•	during prescribed periods, upon the occurrence of specified corporate transactions described under “— Conversion Rights — Conversion Upon Specified Corporate Transactions.”
•	are redeemable at Comtech’s option in whole or in part:
•

during the period commencing on February 4, 2009 to and including January 31, 2010, at a redemption price equal to 100.571% of the accreted principal amount of the notes plus accrued and unpaid interest (including additional interest), if any, to, but not including, the redemption date;

•

during the period commencing on February 1, 2010 to and including January 31, 2011, at a redemption price equal to 100.286% of the accreted principal amount of the notes plus accrued and unpaid interest (including additional interest), if any, to, but not including, the redemption date;

•

beginning on February 1, 2011, at a redemption price equal to 100% of the accreted principal amount of the notes plus accrued and unpaid interest (including additional interest), if any, to, but not including, the redemption date;

•

are subject at a holder’s option to repurchase by Comtech upon a fundamental change of Comtech, as described under “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change”, and on February 1, 2011, February 1, 2014 and February 1, 2019, at a repurchase price equal to 100% of the accreted principal amount of the notes plus accrued and unpaid interest (including additional interest), if any, to but not including, the repurchase date;

•	are currently trading in The PORTAL Market; and
•

are due on February 1, 2024, payable in cash in an amount equal to $1,295.26 per note, plus accrued and unpaid interest (including additional interest), if any, unless earlier converted, redeemed by Comtech at its option or repurchased by it at your option.

The indenture does not contain any financial covenants and does not restrict Comtech from paying dividends, incurring additional indebtedness or issuing or repurchasing other securities. In addition, Comtech’s subsidiaries are not restricted under the indenture from incurring additional indebtedness, including senior indebtedness. The indenture also does not protect a holder of notes in the event of a highly leveraged transaction or a fundamental change, as defined below, of Comtech, except to the extent described under “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change” below.

No sinking fund is provided for the notes.

The notes are issued in book-entry form in denominations of $1,000 principal amount at issuance and whole multiples thereof. Beneficial interests in the notes are shown on, and transfers will be effected only through, records maintained by DTC, or its nominee, and any such interests may not be exchanged for certificated securities except in limited circumstances.

A holder of notes may not sell or otherwise transfer the notes or the shares of common stock issuable upon conversion of the notes except in compliance with the provisions set forth below under “— Registration Rights.”

Brief Description of the Guarantees

The notes are guaranteed by all of Comtech’s current consolidated subsidiaries. The notes will also be guaranteed by certain future subsidiaries of Comtech. Each guarantee:

•	is a general unsecured obligation of the guarantor;
•	is subordinated in right of payment to all existing and future senior indebtedness of that guarantor; and
•	ranks equally in right of payment with any future senior subordinated indebtedness of that guarantor.

As of January 31, 2004, Comtech’s subsidiaries had approximately $0.8 million of senior indebtedness consisting of capital lease obligations.

Payments on the Notes

Comtech maintains an office or agency in the City of New York, where it will pay the principal and premium, if any, on the notes and where you may present the notes for conversion, registration of transfer or exchange for other denominations, which is the principal corporate trust office of the trustee presently located at 101 Barclay Street, 21st Floor, New York, New York 10286.

Except as provided below, Comtech will pay cash interest on:

•	global notes to DTC in immediately available funds;
•	any certificated notes having an aggregate principal amount at issuance of $5.0 million or less by check mailed to the holders of those notes; and
•

any certificated notes having an aggregate principal amount at issuance of more than $5.0 million by wire transfer in immediately available funds if requested in writing by the holders of those notes, otherwise by check mailed to the holders of those notes.

At maturity of the notes, cash interest on the certificated notes will be payable at the principal corporate trust office of the trustee.

Comtech will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next business day will be treated as though it were paid on the original due date and no interest will be payable on the payment date for the additional period of time.

Interest

The notes bear cash interest at an annual rate of 2.0% of the principal amount at issuance of the notes from January 27, 2004, or from the most recent date to which interest has been paid or provided for, until, but not including, February 1, 2011. The first such cash interest payment date will be August 1, 2004. Except for contingent interest, if any, the notes will not bear cash interest after February 1, 2011. Cash interest, including contingent interest, will be payable semi-annually in arrears on February 1 and August 1 of each year to holders of record at the close of business on the January 15 or July 15 immediately preceding such interest payment date. There are two exceptions to the preceding sentence:

•

Except as described below, Comtech will not make any payment in cash or its common stock or other adjustment for accrued and unpaid interest (including contingent interest and additional interest) on any notes when they are converted. If a holder of notes converts after the record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that such holder surrenders notes for conversion, the holder must pay to Comtech an amount equal to the interest (including contingent interest and additional interest), if any, that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply to the notes that are converted after being called by Comtech for redemption. Accordingly, if Comtech elects to redeem notes and a holder of notes chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, the holder will not be required to pay Comtech, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date; and
•

Comtech will pay interest to a person other than the holder of record on the record date on the maturity date or, in connection with a fundamental change or redemption, on the fundamental change repurchase date or redemption date, as the case may be, if it is after a record date but on or before the corresponding interest payment date. In either case, Comtech will pay accrued and unpaid interest only to the person to whom it pays the principal amount.

Each payment of cash interest due on the notes will include interest accrued through the day before the applicable interest payment date. Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

After February 1, 2011, cash interest, other than contingent interest, will no longer be payable on the notes. Thereafter, the principal amount will accrete until maturity on February 1, 2024 as described below. The accreted principal amount at maturity will be equal to $1,295.26 (129.526%) per $1,000 of principal amount at issuance. The “accreted principal amount” will be equal to the principal amount at issuance plus accretion on the principal amount at issuance beginning on February 1, 2011, so that the yield to maturity of the notes will remain at 2.0% per year (equal to the rate of cash interest prior to February 1, 2011). The calculation of the principal accretion will be on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months.

Cash interest (including contingent interest) or principal accretion otherwise payable will cease to accrue on a note upon its maturity, conversion, redemption or repurchase (including upon a fundamental change).

Contingent Interest

Subject to the accrual and record date provisions described below, Comtech will pay contingent interest to the holders of notes with respect to any six-month period from February 1 to July 31 and from August 1 to January 31, commencing with the six-month period beginning February 1, 2009, if the average note price (as defined below) for the applicable five trading day period (as defined below) to, but excluding, the day immediately preceding the first day of the relevant six-month period equals 120% or more of the accreted principal amount of such notes. Comtech will pay contingent interest only in cash. “Applicable five trading day period” means the five trading days ending on the second trading day immediately preceding the first day of the relevant six-month period.

The amount of contingent interest payable per note in respect of any six-month period will equal 0.25% per annum of the average note price for the applicable five trading day period.

Contingent interest will be paid to the person in whose name a note is registered at the close of business on January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date on which contingent interest is payable.

A “trading day” means a day during which trading in securities generally occurs on the Nasdaq National Market or, if Comtech’s common stock is not quoted on the Nasdaq National Market, on the principal U.S. national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a U.S. national or regional securities exchange, and not reported on the Nasdaq National Market, on the principal other market on which the common stock is then traded (provided that no day on which trading of the common stock is suspended on such exchange or other trading market will count as a trading day).

The “note price” on any date of determination means the average of the secondary market bid quotations per note obtained by Comtech or the bid solicitation agent for $5,000,000 accreted principal amount of the notes at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers Comtech selects, provided that if at least three such bids cannot reasonably be obtained by Comtech, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by Comtech, this one bid shall be used. If Comtech cannot reasonably obtain at least one bid for $5,000,000 accreted principal amount of the notes from a nationally recognized securities dealer or if, in Comtech’s reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the note price will equal (a) the then-applicable conversion rate of the notes multiplied by (b) the closing sale price of Comtech’s common stock on such determination date.

The bid solicitation agent is the trustee. Comtech may change the bid solicitation agent, but the bid solicitation agent cannot be Comtech’s affiliate. The bid solicitation agent solicits bids from securities dealers that are believed by Comtech to be willing to bid for the notes.

Upon determination that holders are entitled to receive contingent interest during a relevant six-month period, Comtech will publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as it may use at that time, publish such information on its corporate website and notify the trustee.

Comtech may unilaterally increase the amount of contingent interest it may pay or pay interest or other amounts it is not obligated to pay, but it will have no obligation to do so.

Under the indenture, Comtech agreed, and by purchasing or holding a beneficial interest in the notes each beneficial owner of the notes is deemed to have agreed, among other things, for United States federal income tax purposes, to treat the notes as “contingent payment debt instruments” subject to the regulations governing contingent payment debt instruments. See “Certain U.S. Federal Income Tax Considerations.”

All references to interest in this “Description of Notes” section, unless the context otherwise requires, shall include contingent interest, if any.

Conversion Rights

General

A holder may convert all or any portion of such holder’s outstanding notes, subject to the conditions described below, initially at a conversion rate of 21.1640 shares of common stock per $1,000 principal amount at issuance of the notes. This is equivalent to an initial conversion price of approximately $47.25 per share of common stock. Upon conversion, Comtech will have the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock, as described below under “— Conversion Procedures — Payment Upon Conversion.” The conversion rate, and thus the conversion price, is subject to adjustment as described below. The conversion rate is not subject to adjustment for accretion in the principal amount of the note. A holder may convert notes only in denominations of $1,000 principal amount at issuance and integral multiples thereof.

A holder may surrender notes for conversion prior to the stated maturity only:

•

during the period from and including the mid-point date in a fiscal quarter to, but not including, the mid-point date (or, if that day is not a trading day, then the next trading day) in the immediately following fiscal quarter (a “conversion period”), if on each of at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of the conversion period, the closing sale price of Comtech’s common stock exceeded 120% of the conversion price in effect on that 30th trading day of such period. The “mid-point date” for each of Comtech’s fiscal quarters are March 15, June 15, September 15 and December 15. If the foregoing condition is satisfied in respect of any conversion period commencing on or after March 15, 2011, then the notes will remain convertible at any time thereafter until maturity;

•	if Comtech has called the notes for redemption; or
•	during prescribed periods, upon the occurrence of specified corporate transactions described under “— Conversion Rights — Conversion Upon Specified Corporate Transactions.”

The conversion agent will, on Comtech’s behalf, determine if the notes are convertible and notify the trustee and Comtech accordingly.

Under the indenture, Comtech agreed, and by purchasing or holding a beneficial interest in the notes each beneficial owner of the notes is deemed to have agreed, among other things, for United States federal income tax purposes, to treat the fair market value of any shares of Comtech’s common stock received upon any conversion of the notes as a contingent payment for purposes of the regulations governing contingent payment debt instruments.

For a discussion of the U.S. federal income tax consequences of conversion to a holder, see “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Conversion or Redemption”.

Comtech will not issue fractional shares of its common stock upon the conversion of the notes. Instead, Comtech will pay the cash value of such fractional shares based upon the closing sale price of its common stock on the trading day immediately prior to the conversion date.

Conversion Upon Satisfaction of Common Stock Price Condition

A holder has the right to convert any of its notes during the period from and including the mid-point date in a fiscal quarter to, but not including, the mid-point date (or, if that day is not a trading day, then the next trading day) in the immediately following fiscal quarter (a “conversion period”), if on each of at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of the conversion period, the closing sale price of Comtech’s common stock exceeded 120% of the conversion price in effect on that 30th trading day of such period. The “mid-point date” for each of Comtech’s fiscal quarters are March 15, June 15, September 15 and December 15. If the foregoing condition is satisfied in respect of any conversion period commencing on or after March 15, 2011, then the notes will remain convertible at any time thereafter until maturity.

The conversion price per share as of any day will equal the accreted principal amount of a note on that day, divided by the number of shares of common stock issuable upon conversion of a note on that day.

The initial conversion trigger price per share of Comtech’s common stock is $56.70. This conversion trigger price reflects the initial conversion price per share of Comtech’s common stock multiplied by 120%. Beginning after February 1, 2011, the conversion trigger price per share of common stock increases each conversion period as the principal of the note accretes. The conversion trigger price is the conversion price per share multiplied by the applicable percentage.

The table below shows the conversion trigger price per share of Comtech’s common stock in respect of each conversion period during the life of the notes.

Commencement Date of Conversion Period	(1) Conversion Price	(2) Applicable Percentage	(3) Conversion Trigger Price (1)×(2)
On or before March 15, 2011	$47.37	120%	$56.84
June 15, 2011	47.60	120	57.12
September 15, 2011	47.84	120	57.41
December 15, 2011	48.08	120	57.70
March 15, 2012	48.32	120	57.98
June 15, 2012	48.56	120	58.27
September 15, 2012	48.80	120	58.57
December 15, 2012	49.05	120	58.86
March 15, 2013	49.29	120	59.15
June 15, 2013	49.54	120	59.45
September 15, 2013	49.79	120	59.75
December 15, 2013	50.04	120	60.04
March 15, 2014	50.29	120	60.34
June 15, 2014	50.54	120	60.65
September 15, 2014	50.79	120	60.95
December 15, 2014	51.04	120	61.25
March 15, 2015	51.30	120	61.56
June 15, 2015	51.56	120	61.87
September 15, 2015	51.81	120	62.18
December 15, 2015	52.07	120	62.49
March 15, 2016	52.33	120	62.80
June 15, 2016	52.60	120	63.11
September 15, 2016	52.86	120	63.43

Commencement Date of Conversion Period	(1) Conversion Price	(2) Applicable Percentage	(3) Conversion Trigger Price (1)×(2)
December 15, 2016	$53.12	120%	$63.75
March 15, 2017	53.39	120	64.07
June 15, 2017	53.66	120	64.39
September 15, 2017	53.92	120	64.71
December 15, 2017	54.19	120	65.03
March 15, 2018	54.46	120	65.36
June 15, 2018	54.74	120	65.68
September 15, 2018	55.01	120	66.01
December 15, 2018	55.29	120	66.34
March 15, 2019	55.56	120	66.67
June 15, 2019	55.84	120	67.01
September 15, 2019	56.12	120	67.34
December 15, 2019	56.40	120	67.68
March 15, 2020	56.68	120	68.02
June 15, 2020	56.96	120	68.36
September 15, 2020	57.25	120	68.70
December 15, 2020	57.54	120	69.04
March 15, 2021	57.82	120	69.39
June 15, 2021	58.11	120	69.74
September 15, 2021	58.40	120	70.08
December 15, 2021	58.70	120	70.43
March 15, 2022	58.99	120	70.79
June 15, 2022	59.28	120	71.14
September 15, 2022	59.58	120	71.50
December 15, 2022	59.88	120	71.85
March 15, 2023	60.18	120	72.21
June 15, 2023	60.48	120	72.57
September 15, 2023	60.78	120	72.94
December 15, 2023	61.08	120	73.30

The “closing sale price” of any share of common stock on any date means the closing sale price of a share of common stock (or, if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) on that date as reported by the Nasdaq National Market or, if the common stock is not quoted on the Nasdaq National Market, as reported on a national securities exchange. If Comtech’s common stock is not listed for trading on a national securities exchange and not quoted on the Nasdaq National Market on the relevant date, the “closing sale price” will be the last quoted bid for Comtech’s common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If Comtech’s common stock is not so quoted, the “closing sale price” will be the average of the midpoint of the last bid and ask prices for the common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by Comtech for this purpose.

If at any time the common stock price condition described herein is satisfied in respect of a conversion period, Comtech will publish a notice advising that the common stock price condition has been satisfied in respect of such conversion period in a newspaper of general circulation in the City of New York or through such other public medium as it may use at that time, publish such information on its corporate website and notify the trustee. Comtech is not required to publish notices in respect of subsequent conversion periods if it shall previously have published a notice to the effect that the common stock price condition has been satisfied in respect of any conversion period commencing on or after March 15, 2011.

Conversion Upon Notice of Redemption

A holder will have the right to convert any of its notes that Comtech has called for redemption at any time prior to 5:00 p.m., New York City time, on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time. If a holder already has delivered a repurchase notice or a fundamental change purchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

A holder will have the right to convert any of its notes in the event:

•

Comtech distributes to all holders of its common stock certain rights or warrants entitling them to subscribe for or purchase, for a period expiring within 60 days, common stock at less than the closing sale price of the common stock on the business day immediately preceding the announcement of such distribution;

•

Comtech elects to distribute to all holders of its common stock cash or other assets, debt securities or certain rights or warrants to purchase its securities, including the declaration of any cash dividends, payable quarterly or otherwise, which distribution has a per share value exceeding 10% of the closing sale price of the common stock on the business day immediately preceding the declaration date for the distribution; or

•	a fundamental change (as defined under “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change”) occurs.

In any such event, a holder may convert any of its notes at any time after Comtech notifies holders of such event:

•

in the case of a distribution, until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date or the date of Comtech’s announcement that the distribution will not take place; or

•	in the case of a fundamental change, within 20 business days of the fundamental change notice.

Comtech will notify holders at least 20 business days prior to the ex-dividend date for the distribution or within 20 business days following the occurrence of the fundamental change, as the case may be. In the case of a distribution, a holder of notes may not convert any of its notes if, as a holder of notes, the holder will otherwise participate in the distribution without conversion.

In addition, if Comtech is party to a consolidation, merger or binding share exchange pursuant to which its common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date which is 15 calendar days prior to the date announced by Comtech as the anticipated effective date of the transaction until 15 calendar days after the actual date of the transaction. If Comtech is a party to a consolidation, merger or binding share exchange pursuant to which its common stock is converted into cash, securities or other property, then, at the effective time of the transaction, the right to convert the notes into common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such notes immediately prior to the transaction. If the transaction also constitutes a fundamental change, the holder can require Comtech to purchase all or a portion of its notes as described under “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change.”

Conversion Procedures

General

Except as described below, Comtech will not make any payment in cash or its common stock or other adjustment for accrued and unpaid interest (including contingent interest and additional interest) on any notes when they are converted. If a holder of notes converts after the record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that such holder surrenders notes for conversion, the holder must pay to Comtech an amount equal to the interest (including contingent interest and additional interest), if any, that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply to the notes that are converted after being called by Comtech for redemption. Accordingly, if Comtech elects to redeem notes and a holder of notes chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, the holder will not be required to pay Comtech, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date.

Comtech’s delivery to the holder of the full number of shares of common stock into which the note is convertible (or, at our option, cash, or a combination of cash and common stock, in lieu thereof), together with any cash payment for such holder’s fractional shares, is deemed to satisfy Comtech’s obligation to pay the accreted principal amount of the note and to satisfy its obligation to pay accrued and unpaid cash interest (including any additional interest) and accrued original issue discount through the conversion date. As a result, accrued cash interest and accrued original issue discount are deemed paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued cash interest (including additional interest), if any, is payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default under the notes.

Except as described under “— Conversion Rate Adjustments,” Comtech will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the notes.

If you convert notes, Comtech will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of its common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

Procedures

To convert interests in a global note, a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program.

To convert a certificated note, a holder must:

•	complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);
•	deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent; and
•	if required by the conversion agent, furnish appropriate endorsements and transfer documents.

To convert a certificated note or interests in a global note, a holder must:

•	pay all funds required, if any, relating to interest on the note to be converted to which it is not entitled; and
•	pay all taxes or duties, if any, as described above.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

Comtech will settle its obligation upon conversion as described below under “—Payment Upon Conversion.”

If a holder has exercised its right to require Comtech to purchase its notes as described under “— Purchase of Notes at a Holder’s Option” or “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change,” such holder’s conversion rights on the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, unless Comtech defaults in the payment of the repurchase price. If a holder has submitted any note for repurchase, such note may be converted only if such holder submits a notice of withdrawal and, if the note is a global note, complies with appropriate DTC procedures.

To the extent that Comtech has a rights plan in effect upon conversion of the notes into common stock, a holder will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of applicable conversion, subject to limited exceptions. To the extent that Comtech has a rights plan in effect upon conversion of the notes into cash, with respect to the conversion consideration in cash, a holder will not receive any rights under the rights plan.

Payment Upon Conversion

In lieu of delivery of shares of Comtech’s common stock, and pursuant to the procedures described below, Comtech may elect to deliver to holders surrendering notes either cash or a combination of cash and shares of its common stock.

Conversion On or Prior to 31 Trading Days Prior to Maturity. If Comtech receives a holder’s conversion notice on or prior to the day that is 31 trading days prior to the stated maturity of the notes (the “final notice date”), the following procedures will apply:

•

Comtech will notify the holder through the trustee, at any time on the date that is three trading days following receipt of the holder’s conversion notice (the “settlement notice period”), of the method it chooses to settle its obligation upon conversion (the “conversion obligation”). Specifically, Comtech will indicate whether settlement will be 100% in common stock, 100% in cash or a combination of cash and common stock. If Comtech elects to settle its conversion obligation in a combination of cash and common stock, it will specify the percentage of the conversion obligation relating to the notes surrendered for conversion that it will pay in cash. The remainder of Comtech’s conversion obligation will be settled in shares of its common stock (except that it will pay cash in lieu of issuing any fractional shares). Comtech will treat all holders converting on the same trading day in the same manner. Comtech will not, however, have any obligation to settle the conversion obligation arising on different trading days in the same manner. That is, Comtech may choose on one trading day to settle in common stock only and choose on another trading day to settle in cash or a combination of common stock and cash.

•

If Comtech timely elects to pay cash for any portion of the conversion obligation, the holder may retract the conversion notice at any time during the two trading day period beginning on the trading day after the final day of the settlement notice period (the “conversion retraction period”); no such retraction can be made (and a conversion notice shall be irrevocable) if Comtech does not elect to deliver cash in lieu of common stock (other than cash in lieu of fractional shares).

•	Settlement in common stock only will occur as soon as practicable after Comtech notifies the holder that it has chosen this method of settlement.
•

Settlement in cash or in a combination of cash and common stock, if the conversion notice has not been retracted, will occur on the third trading day following the final day of the 20 trading day period beginning on the third trading day following the final day of the conversion retraction period (the “cash settlement averaging period”).

•	The settlement amount will be computed as follows:
1.

If Comtech elects to satisfy the entire conversion obligation in common stock, it will deliver to the holder a number of shares of common stock equal to the product of (i) the aggregate principal amount at issuance of the notes to be converted divided by 1,000, multiplied by (ii) the conversion rate.

2.	If Comtech elects to satisfy the entire conversion obligation in cash, it will deliver to the holder cash in an amount equal to the product of:
•	The product of (i) the aggregate principal amount at issuance of the notes to be converted divided by 1,000, multiplied by (ii) the conversion rate, multiplied by
•	the arithmetic average of the closing sale prices of Comtech’s common stock during the cash settlement averaging period.

3.	If Comtech elects to satisfy the conversion obligation in a combination of cash and common stock, it will deliver to the holder:
•

a cash amount (“cash amount”) (excluding any cash paid for fractional shares) equal to the product of (i) the percentage of the conversion obligation to be satisfied in cash, multiplied by (ii) the amount of cash that would be paid pursuant to paragraph number 2 above; and

•

a number of shares equal to the remainder of (i) the number of shares that would be issued pursuant to paragraph number 1 above minus (ii) the number of shares equal to the quotient of (x) the cash amount divided by (y) the arithmetic average of the closing sale prices of Comtech’s common stock during the cash settlement averaging period.

Conversion During 30 Trading Days Prior to Maturity. If Comtech receives a holder’s conversion notice after the “final notice date”, the following procedure will apply:

•

Comtech will notify the holder through the trustee of the method it chooses to settle its conversion obligation in the same manner as set forth above under “— Conversion On or Prior to 31 Trading Days Prior to Maturity,” except that Comtech will settle all of its conversion obligations arising during the 30 trading days in the same manner.

•	A holder cannot retract such holder’s conversion notice if Comtech elects to pay cash for any portion of the conversion obligation.
•	Settlement in common stock only will occur as soon as practicable after Comtech notifies the holder that it has chosen this method of settlement.
•

Settlement in cash or in a combination of cash and common stock will occur on the third trading day following the final trading day of the cash settlement-averaging period. The “cash settlement averaging period” shall be the 20 trading day period beginning on the date that is the 23rd trading day prior to the maturity date.

•	The settlement amount will be computed in the same manner as set forth above under “— Conversion On or Prior to 31 Trading Days Prior to Maturity.”

Additional Provisions. If any trading day during a cash settlement averaging period is not an undisrupted trading day, then determination of the price for that day will be delayed until the next undisrupted trading day on which a pricing is not otherwise observed; that is, such day will not count as one of the 20 trading days that constitute the cash settlement averaging period. If this would result in a price being observed later than the eighth trading day after the last of the original 20 trading days in the cash settlement averaging period, then Comtech will determine all prices for all delayed and undetermined prices on that eighth trading day based on its good faith estimate of its common stock’s value on that date.

An “undisrupted trading day” means a trading day on which Comtech’s common stock does not experience any of the following during the one hour period ending at the conclusion of the regular trading day:

•	any suspension of or limitation imposed on the trading of Comtech’s common stock on any national or regional securities exchange or association or over-the-counter market;
•

any event (other than an event listed in the third bullet below) that disrupts or impairs the ability of market participants in general to (i) effect transactions in or obtain market values for Comtech’s common stock on any relevant national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for, futures or options contracts relating to the common stock on any relevant national or regional securities exchange or association or over-the-counter market; or

•

any relevant national or regional securities exchange or association or over-the-counter market on which Comtech’s common stock trades closes on any exchange trading day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on such trading day,

if, in the case of the first and second bullet point above, Comtech determines that the effect of such suspension, limitation, disruption or impairment is material.

Conversion Rate Adjustments

Comtech will adjust the conversion rate if any of the following events occur:

1.	Comtech issues shares of its common stock as a dividend or distribution to all or substantially all holders of its common stock;
2.	Comtech subdivides, combines or reclassifies its common stock;
3.

Comtech issues to all or substantially all holders of its common stock certain rights or warrants to purchase its common stock, or securities convertible into or exchangeable or exercisable for its common stock, for a period expiring within 60 days, at less than the closing sale price of its common stock on the business day immediately preceding the date of the announcement of such issuance, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

4.	Comtech distributes to all or substantially all holders of its common stock shares of its capital stock or evidences of its indebtedness or assets, including securities, but excluding:
•	dividends or distributions referred to in 1 above;
•	rights or warrants referred to in 3 above;
•

dividends and distributions in connection with reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the next succeeding paragraph; and

•	cash dividends or distributions referred to in 6 below;
5.

Comtech distributes to all or substantially all holders of its common stock shares of capital stock of one of its subsidiaries, with such adjustment, if any, based on the market value of the subsidiary capital stock so distributed relative to the market value of its common stock, in each case over a measurement period following the distribution;

6.	Comtech distributes cash to all or substantially all holders of its common stock, including any quarterly cash dividends; or
7.

Comtech or one of its subsidiaries makes purchases of Comtech’s common stock pursuant to a tender offer or exchange offer for Comtech’s common stock to the extent that the per share consideration paid in such offer exceeds the average of the daily closing sale prices of Comtech’s common stock for the ten trading days prior to the expiration of such offer.

Notwithstanding the foregoing, adjustments to the conversion rate resulting from any quarterly cash dividends may not cause the conversion rate (as adjusted for any other adjustment) to exceed the quotient obtained by dividing the principal amount at issuance of a note by the last reported sale price of Comtech’s common stock on the cover page of this prospectus.

To the extent Comtech has a rights plan in effect upon conversion of the notes into common stock, the holder will receive (except to the extent Comtech settles its conversion obligations in cash), in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock prior to the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if Comtech made a distribution referred to in 4 above.

In the event of any:

•	reclassification or change of Comtech’s common stock;
•	consolidation, merger or binding share exchange involving Comtech; or
•	sale or conveyance to another person or entity of all or substantially all of Comtech’s property or assets in which holders of Comtech’s common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of a noteholder’s notes, such noteholder will be entitled to receive the same type of consideration which such noteholder would have been entitled to receive if such noteholder had converted the notes into Comtech’s common stock immediately prior to any of these events.

To the extent permitted by law, Comtech may, from time to time, increase the conversion rate for a period of at least 20 days if its board of directors determines that this increase would be in Comtech’s best interests, subject to compliance with Nasdaq Marketplace Rule 4350(i). Any such determination by Comtech’s board will be conclusive. Comtech would give holders at least 15 days’ notice of any increase in the conversion rate. In addition, Comtech may increase the conversion rate if its board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any distribution of common stock or similar event, subject to compliance with Nasdaq Marketplace Rule 4350(i).

Comtech is not required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent in the conversion rate. However, Comtech will carry forward any adjustments that are less than one percent of the conversion rate. Except as described above in this section, Comtech will not adjust the conversion rate for any issuance of its common stock or any securities convertible into or exchangeable or exercisable for its common stock or rights to purchase its common stock or such convertible, exchangeable or exercisable securities.

A holder may, in some circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Distributions” and “— Non-U.S. Holders — Payments on Common Stock and Constructive Dividends.”

If a holder converts some or all of its notes into common stock during the occurrence of a registration default under the registration rights agreement, the holder will not be entitled to receive additional interest on such common stock, but will receive, with respect to the portion of the conversion obligation that Comtech settles in common stock, 103% of the number of shares of Comtech’s common stock that the holder would otherwise receive upon conversion in the absence of such registration default. See “— Registration Rights” below.

Optional Redemption by Comtech

Comtech may redeem for cash all or a portion of the notes at any time:

•

during the period commencing on February 4, 2009 to and including January 31, 2010, at a redemption price equal to 100.571% of the accreted principal amount of the notes plus accrued and unpaid interest (including additional interest), if any, to, but not including, the redemption date;

•

during the period commencing on February 1, 2010 to and including January 31, 2011, at a redemption price equal to 100.286% of the accreted principal amount of the notes plus accrued and unpaid interest (including additional interest), if any, to, but not including, the redemption date;

•

beginning on February 1, 2011, at a redemption price equal to 100% of the accreted principal amount of the notes plus accrued and unpaid interest (including additional interest), if any, to, but not including, the redemption date;

The table below shows the accreted principal amounts of a note on February 4, 2009 and on each February 1 and August 1 thereafter prior to maturity and at maturity on February 1, 2024. In addition, the accreted principal amount of a note redeemed between the dates listed would include an additional amount reflecting the additional principal accretion that has accrued on such note since the immediately preceding date in the table below.

	(1) Principal Amount at Issuance	(2) Principal Accretion	(3) Accreted Principal Amount (1)+(2)
February 4, 2009	$1,000.00	$0.00	$1,000.00
August 1, 2009	1,000.00	0.00	1,000.00
February 1, 2010	1,000.00	0.00	1,000.00
August 1, 2010	1,000.00	0.00	1,000.00
February 1, 2011	1,000.00	0.00	1,000.00
August 1, 2011	1,000.00	10.00	1,010.00
February 1, 2012	1,000.00	20.10	1,020.10
August 1, 2012	1,000.00	30.30	1,030.30
February 1, 2013	1,000.00	40.60	1,040.60
August 1, 2013	1,000.00	51.01	1,051.01
February 1, 2014	1,000.00	61.52	1,061.52
August 1, 2014	1,000.00	72.14	1,072.14
February 1, 2015	1,000.00	82.86	1,082.86
August 1, 2015	1,000.00	93.69	1,093.69
February 1, 2016	1,000.00	104.62	1,104.62
August 1, 2016	1,000.00	115.67	1,115.67
February 1, 2017	1,000.00	126.83	1,126.83
August 1, 2017	1,000.00	138.09	1,138.09
February 1, 2018	1,000.00	149.47	1,149.47
August 1, 2018	1,000.00	160.97	1,160.97
February 1, 2019	1,000.00	172.58	1,172.58
August 1, 2019	1,000.00	184.30	1,184.30
February 1, 2020	1,000.00	196.15	1,196.15
August 1, 2020	1,000.00	208.11	1,208.11
February 1, 2021	1,000.00	220.19	1,220.19
August 1, 2021	1,000.00	232.39	1,232.39
February 1, 2022	1,000.00	244.72	1,244.72
August 1, 2022	1,000.00	257.16	1,257.16
February 1, 2023	1,000.00	269.73	1,269.73
August 1, 2023	1,000.00	282.43	1,282.43
February 1, 2024	1,000.00	295.26	1,295.26

Comtech is to provide not less than 20 calendar days, nor more than 60 calendar days, notice mailed to each holder of the notes to be redeemed. When the redemption notice is given and funds deposited as required, interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption. If Comtech decides to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of a holder’s notes for partial redemption and such holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

Purchase of Notes at a Holder’s Option

Holders have the right to require Comtech to purchase all or a portion of their notes for cash on February 1, 2011, February 1, 2014 and February 1, 2019 (each, a “purchase date”). Any note purchased by Comtech on a purchase date will be paid for in cash. Comtech will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 22 business days prior to the relevant purchase date until the close of business on the date that is two business days prior to the purchase date. If the purchase notice is given and withdrawn prior to the relevant purchase date, Comtech will not be obligated to purchase the related notes. Also, as described in the “Risk Factors” section of this prospectus under the caption “—We may not have the funds necessary to purchase the notes upon a fundamental change or other purchase date, as required by the indenture governing the notes.” Comtech may not have funds sufficient to purchase notes when it is required to do so.

The purchase price payable will be equal to 100% of the accreted principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to, but not including, the purchase date. The accreted principal amount at February 1, 2011 will be $1,000 per $1,000 principal amount at issuance of notes, at February 1, 2014 it will be $1,061.52 per $1,000 principal amount at issuance of notes, and at February 1, 2019 it will be $1,172.58 per $1,000 principal amount at issuance of notes.

On or before the 22nd business day prior to each purchase date, Comtech will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the purchase price;
•	the name and address of the paying agent and the conversion agent; and
•	the procedures that holders must follow to require Comtech to purchase their notes.

Simultaneously with providing such notice, Comtech will publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as it may use at that time, publish such information on its corporate website and notify the trustee.

A notice electing to require Comtech to purchase a holder’s notes must state:

•	the relevant purchase date;
•	if certificated notes have been issued, the certificate numbers of the notes;
•	the portion of the principal amount at issuance of notes to be purchased, in integral multiples of $1,000; and
•	that the notes are to be purchased by Comtech pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s notice must comply with appropriate DTC procedures.

No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;
•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and
•	the principal amount at issuance, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, a holder’s notice must comply with appropriate DTC procedures.

A holder must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. A holder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

•

the notes will cease to be outstanding and interest (including additional interest), if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

Purchase of Notes at a Holder’s Option Upon a Fundamental Change

In the event of a fundamental change, a holder will have the right to require Comtech to purchase for cash all or any part of the notes after the occurrence of a fundamental change at a purchase price equal to 100% of the accreted principal amount and any accrued and unpaid interest (including additional interest), if any, up to, but not including, the fundamental change purchase date. Notes submitted for purchase must be $1,000 principal amount at issuance or an integral multiple thereof.

On or before the 20th calendar day after the occurrence of a fundamental change, Comtech will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things, the procedures that holders must follow to require Comtech to purchase the notes and the date of the fundamental change.

Simultaneously with providing such notice, Comtech will publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as it may use at that time, publish such information on its corporate website and notify the trustee.

To exercise the purchase right, a holder must deliver, on or before the 20th business day after the date of Comtech’s notice of a fundamental change, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. The purchase notice must state:

•	the relevant purchase date;
•	if certificated notes have been issued, the certificate numbers of the notes;
•	the portion of the principal amount at issuance of notes to be purchased, in integral multiples of $1,000; and
•	that the notes are to be purchased by Comtech pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;
•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and
•	the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, a holder’s notice of withdrawal must comply with appropriate DTC procedures.

Comtech is required to purchase the notes no later than 35 business days after the date of its notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. A holder will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds cash sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

•

the notes will cease to be outstanding and interest (including additional interest), if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and any previously accrued and unpaid interest (including additional interest), if any, upon delivery or transfer of the notes).

A fundamental change is deemed to have occurred if any of the following occurs:

•

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of Comtech’s total outstanding voting stock;

•

during any period of two consecutive years, individuals who at the beginning of such period constituted Comtech’s board of directors (together with any new directors whose election to such board or whose nomination for election by Comtech’s stockholders was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

•

Comtech consolidates with or merges with or into any person or conveys, transfers, sells, or otherwise disposes of or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with Comtech, in any such event pursuant to a transaction in which Comtech’s outstanding voting stock is changed into or exchanged for cash, securities or other property, other than any such transaction where Comtech’s outstanding voting stock is not changed or exchanged at all (except to the extent necessary to reflect a change in Comtech’s jurisdiction of incorporation), or where (A) Comtech’s outstanding voting stock is changed into or exchanged for cash, securities and other property (other than equity interests of the surviving corporation) and (B) if Comtech’s stockholders immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding voting stock of the surviving corporation;

•

Comtech is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “— Consolidation, Merger and Sale of Assets”; or

•

Comtech’s common stock ceases to be quoted on the Nasdaq National Market or listed on another established national securities exchange or traded on an automated over-the-counter trading market in the United States.

However, notwithstanding the foregoing, a fundamental change is not deemed to have occurred if either:

•	the closing sales price of Comtech’s common stock for each of at least five trading days within:
•

the period of ten consecutive trading days immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change resulting solely from a fundamental change under the first bullet point above; or

•	the period of ten consecutive trading days immediately preceding the fundamental change, in the case of a fundamental change under the second, third and fourth bullet points above;

is at least equal to 105% of the quotient where the numerator is the accreted principal amount of a note and the denominator is the conversion rate in effect on each of those five trading days; or
•

in the case of a merger or consolidation described in the third bullet point above, at least 95% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ approval rights, in the merger or consolidation constituting the fundamental change, consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible solely into such common stock, excluding cash payments for fractional shares.

For purposes of this fundamental change definition, “voting stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of Comtech’s assets. There is no precise, established definition of the phrase “substantially all” under the laws of the State of New York, which governs the indenture and the notes, or under the laws of the State of Delaware, Comtech’s state of incorporation. Accordingly, a holder’s ability to require Comtech to repurchase its notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all of Comtech’s assets may be uncertain.

Pursuant to the indenture, Comtech shall:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;
•	file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and
•	otherwise comply with all U.S. federal and state securities laws in connection with any offer by Comtech to purchase the notes upon a fundamental change.

This fundamental change purchase feature may make more difficult or discourage a takeover of Comtech and the removal of incumbent management. However, Comtech is not aware of any specific effort to accumulate shares of its capital stock with the intent to obtain control of it by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a result of negotiations between Comtech and the initial purchaser.

Comtech could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a holder. Neither Comtech nor its subsidiaries are prohibited under the indenture from incurring additional debt. The incurrence of significant amounts of additional debt could adversely affect Comtech’s ability to service its debt, including the notes, and satisfy its obligation to repurchase the notes upon a fundamental change and adversely affect the guarantors’ ability to make payments with respect to the guarantees. See “Risk Factors — There are no restrictive covenants in the indenture relating to our ability to incur future indebtedness.”

Comtech’s ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. If a fundamental change were to occur, Comtech may not have sufficient funds, or be able to arrange financing, to pay the fundamental change purchase price for the notes tendered by holders. In addition, Comtech may in the future incur debt that has similar fundamental change provisions that permit holders of such debt to accelerate or require Comtech to purchase such debt upon the occurrence of events similar to a fundamental change. Any failure by Comtech to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under Comtech’s other debt. In addition, Comtech’s ability to repurchase notes for cash may be limited by restrictions on its ability to obtain funds for such repurchase through dividends from its subsidiaries and/or other provisions in agreements governing its other debt and that of its subsidiaries.

Subsidiary Guarantees

The guarantors jointly and severally guarantee Comtech’s obligations under the notes. The obligations of each guarantor under its guarantee is limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under the applicable laws. See “Risk Factors — The guarantees may be unenforceable due to fraudulent conveyance statutes. Accordingly, you could have no claim against the guarantors.”

The guarantee of a guarantor is released:

•	in connection with any sale or disposition of all or substantially all of the assets of that guarantor (including by way of merger or consolidation); or
•	in connection with any sale of all of the capital stock of the guarantor.

Initial Guarantors

The notes are guaranteed by all of Comtech’s consolidated subsidiaries existing on the date that the notes are first issued.

Future Guarantors

Comtech will cause certain newly created or acquired subsidiaries to promptly execute and deliver to the trustee on the next roll-up date a guarantee pursuant to which such subsidiary will fully and unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal and interest (including contingent interest and additional interest), if any, with respect to the notes; provided, that no non-U.S. subsidiary shall be required to become a guarantor. As used herein, “roll-up date” means the last day of any Comtech fiscal quarter in which the consolidated net sales or consolidated total assets of the companies which are then guarantors of the notes becomes less than 90% of the consolidated net sales or consolidated total assets, as the case may be, of Comtech’s consolidated net sales or consolidated total assets, as the case may be.

Ranking of Guarantees

Each guarantee is a general unsecured obligation of the guarantor and ranks equally in right of payment with any future senior subordinated indebtedness of that guarantor. Payment under any guarantee is subordinated in right of payment, as set forth in the indenture, to the prior payment in full of all senior indebtedness of such guarantor, whether outstanding on the issuance date or thereafter incurred.

If payment of the notes is accelerated because of an event of default, each guarantor must promptly notify the holders of the senior indebtedness of such guarantor.

Upon any distribution to creditors of a guarantor in liquidation or dissolution of a guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to a guarantor, any assignment for the benefit of creditors or any marshalling of a guarantor’s assets and liabilities, the holders of senior indebtedness of such guarantor would be entitled to receive payment in full in cash of all obligations due in respect of such senior indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable senior indebtedness, whether or not a claim for such interest would be allowed) before the holders of the notes will be entitled to receive any payment with respect to such guarantee.

As a result of these subordination provisions, in the event of a guarantor’s bankruptcy, dissolution, liquidation, insolvency or reorganization, holders of senior indebtedness of the guarantor may recover more, ratably, and holders of the notes may recover less, ratably, than the guarantor’s other creditors.

A guarantor also may not make any payment with respect to its guarantee of Comtech’s obligations under the notes if:

•	a default in the payment of senior indebtedness of such guarantor occurs and continues beyond any grace period;

•

any other default occurs and continues with respect to designated senior indebtedness of such guarantor that permits holders of designated senior indebtedness or their representatives to accelerate its maturity, and such guarantor receives a payment blockage notice from the holders of designated senior indebtedness or their representatives; or

•	any judicial proceeding shall be pending with respect to any payment default or non-payment default in respect of such guarantor.

A guarantor may and shall resume any requisite payments with respect to its guarantee of Comtech’s obligations under the notes:

•	in the case of a payment default in respect of such guarantor, the date on which such default is cured or waived; and
•

in the case of a non-payment default in respect of such guarantor, the earlier of the date on which such non-payment default is cured or waived or 179 calendar days after the receipt of the payment blockage notice.

No new period of payment blockage for a guarantor pursuant to a payment blockage notice may start unless 360 calendar days have elapsed since the effectiveness of the prior payment blockage notice.

No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice to a guarantor shall be, or be made, the basis for a subsequent payment blockage notice to such guarantor.

The subordination provisions do not prevent the occurrence of any event of default under the indenture.

If the trustee, the paying agent or any holder receives any payment or distribution of assets from a guarantor in contravention of these subordination provisions before all senior indebtedness of such guarantor is paid in full in cash, then such payment or distribution will be held in trust for the holders of senior indebtedness of such guarantor to the extent necessary to make payment in full in cash of all unpaid senior indebtedness of such guarantor.

“designated senior indebtedness”, with respect to any guarantor, means senior indebtedness of such guarantor that expressly provides that it is “designated senior indebtedness.”

“senior indebtedness”, with respect to any guarantor, means the principal of, and premium, if any, and interest (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable senior indebtedness, whether or not a claim for such interest would be allowed), on all of such guarantor’s indebtedness, whether outstanding on the issuance date or thereafter incurred; provided, however, that senior indebtedness does not include:

1.	indebtedness evidenced by the guarantees;
2.	indebtedness to such guarantor’s subsidiaries;
3.	any liability for federal, state, foreign, local or other taxes owed or owing by such guarantor;
4.	any accounts payable or other liability to trade creditors arising in the ordinary course of business; and
5.	any indebtedness that expressly provides that it is ranked in right of payment equally with or subordinated to such guarantor’s guarantee.

“indebtedness,” with respect to any person, means:

1.	all obligations of such person:
•	for borrowed money;
•	evidenced by a note, debenture, bond or written instrument;
•	in respect of leases required, in conformity with U.S. generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet; and

•	in respect to letters of credit, guarantees or bankers’ acceptances;
2.	all obligations secured by a mortgage, pledge or similar arrangement encumbering property or assets as reflected as debt on the balance sheet of such person;
3.	all obligations of such person under interest rate and currency swap arrangements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; and
4.	all obligations of others of the type described in clause 1, 2 or 3 above assumed by or guaranteed or in effect guaranteed by such person.

Consolidation, Merger and Sales of Assets

The indenture provides that Comtech may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to another person unless, among other things:

•	the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia (even if a subsidiary of a foreign entity);
•	such person assumes all of Comtech’s obligations under the notes and the indenture under a supplemental indenture in a form reasonably satisfactory to the trustee;
•	no event of default exists under the indenture and is continuing immediately before and after giving effect to such transaction; and
•

if a supplemental indenture is to be executed in connection with such consolidation, merger or disposition, Comtech has delivered to the trustee an officers’ certificate and an opinion of counsel with respect thereto as provided for in the indenture.

Upon any such consolidation, merger or disposition in accordance with the foregoing, the successor corporation formed by such consolidation or share exchange or into which Comtech is merged or which such person formed by such consolidation or share exchange or to which such conveyance, sale, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise Comtech’s right and power, under the indenture with the same effect as if such successor had been named as Comtech in the indenture, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the indenture, the notes and the registration rights agreement.

This covenant includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of Comtech’s assets. There is no precise, established definition of the phrase “substantially all” under the laws of the State of New York, which governs the indenture and the notes, or under the laws of the State of Delaware, Comtech’s state of incorporation. Accordingly, the effectiveness of this covenant in the event of a conveyance, transfer, sale, lease or other disposition of less than all of Comtech’s assets may be uncertain.

An assumption by any person of Comtech’s obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default

Each of the following constitutes an event of default under the indenture:

•	the failure by Comtech to pay the principal of (or premium, if any, on) any note when due and payable;
•

the failure by Comtech to pay any accrued unpaid interest (including contingent interest and additional interest) on the notes, if any, when due and payable, and if such default continues for a period of 30 days;

•

the failure by Comtech to convert notes into shares of common stock (or cash or a combination of cash and common stock if Comtech elects) upon exercise of a holder’s conversion right in accordance with the terms of the indenture;

•	the failure by Comtech to redeem notes after it has exercised its redemption option;
•	the failure by Comtech to provide notice in the event of a fundamental change;
•

the failure by Comtech to purchase all or any part of the notes in accordance with the provisions of “— Purchase of Notes at a Holder’s Option” or “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change”;

•

the failure by Comtech or any guarantor to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 calendar days after written notice of such failure has been given to Comtech by the trustee or to Comtech and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•

the default by Comtech or any of its subsidiaries under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of Comtech or any of its subsidiaries for money borrowed whether such indebtedness now exists, or is created after the date of the indenture, which default:

•

involves the failure to pay the principal of or any premium or interest on indebtedness when such indebtedness becomes due and payable at the stated maturity thereof, and such default continues after any applicable grace period, or

•	results in the acceleration of such indebtedness prior to its stated maturity, and
•

in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness so unpaid at its stated maturity or the stated maturity of which has been so accelerated, aggregates $7.5 million or more;

•

there is a failure by Comtech or any of its subsidiaries to pay final judgments not covered by insurance aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 calendar days;

•	certain events of bankruptcy, insolvency, liquidation or similar reorganization with respect to Comtech, any guarantor, or any significant subsidiary of Comtech that is not a guarantor; and
•	any guarantee shall be held in any judicial proceeding to be unenforceable or invalid.

Pursuant to the indenture, the trustee shall, within 90 calendar days of the occurrence of a default known to the trustee (or within 15 calendar days after it is known to the trustee, if later), give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default under the first, second, fourth or fifth bullets above.

If certain events of default specified in the penultimate bullet point above shall occur with respect to Comtech and be continuing, then automatically the principal amount of the notes plus accrued and unpaid interest (including additional interest), if any, through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under “—Modification and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at the principal amount of the notes plus accrued and unpaid interest (including additional interest), if any, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration accelerating the notes and the amounts due thereunder may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

Except with respect to a default in the payment of the principal of, premium, if any, or any accrued and unpaid interest, including contingent interest and additional interest, if any, on any note, redemption price or fundamental change purchase price of any note, or in respect of a failure to convert any note into common stock (or cash or a combination of cash and common stock) as required, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding, the holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all the notes waive any past default under the indenture and rescind any acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including contingent interest and additional interest, if any, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Comtech is required to furnish annually to the trustee a statement as to the fulfillment of its obligations under the indenture and as to any default in the performance of such obligations.

Modification and Waiver

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change (in addition to the written consent or the affirmative vote of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding) to:

•	change the maturity of any note or the payment date of any installment of interest or additional interest, if any, payable on any notes;
•	reduce the principal amount, redemption price or purchase price of, or interest (including contingent interest and additional interest), if any, on, any note;
•	change the currency of payment of principal, redemption price or purchase price of, or interest (including contingent interest and additional interest), if any, on, any note;
•

impair or adversely affect the manner of calculation or rate of accrual of interest (including contingent interest and additional interest), if any, on any note or the rate of accretion of principal of any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;
•	modify Comtech’s obligation to maintain a paying agent in New York City;
•	impair or adversely affect the conversion rights or purchase rights of any holders of notes;
•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes;
•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture; or
•	reduce the percentage in aggregate principal amount of notes outstanding necessary to waive past defaults.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the notes) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

Changes Requiring No Approval

The indenture (including the terms and conditions of the notes) may be modified or amended by Comtech and the trustee, without the consent of the holder of any note, to, among other things:

•	add to Comtech’s covenants or those of the guarantors for the benefit of the holders of notes;
•	surrender any right or power conferred upon Comtech or the guarantors;
•

provide for conversion rights of holders of notes if any reclassification or change of Comtech’s common stock or any consolidation, merger or sale of all or substantially all of Comtech’s assets occurs;

•	provide for the assumption of Comtech’s obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer, sale, lease or other disposition;
•	increase the conversion rate, provided that the increase will not adversely affect the interests of the holders of notes;
•	require Comtech to settle its conversion obligation in cash with respect to the principal amount of notes surrendered for conversion;
•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;
•

make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of Comtech’s board of directors, adversely affect the interests of the holders of notes in any material respect;

•

cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture or make any other provision with respect to matters or questions arising under the indenture which Comtech may deem necessary or desirable and which shall not be inconsistent with provisions of the indenture; provided that such modification or amendment does not, in the good faith opinion of Comtech’s board of directors, adversely affect the interests of the holders of notes in any material respect;

•

to evidence the succession of another person to Comtech or any other obligor upon the notes, and the assumption by any such successor of the covenants of Comtech or such other obligor under the indenture and in the notes, in each case in compliance with the provisions of the indenture;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;
•	add guarantees with respect to the notes; or
•

add or modify any other provisions with respect to matters or questions arising under the indenture which Comtech and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

Waiver

The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain provisions of the indenture relating to the notes, unless (1) Comtech fails to pay principal or interest (including contingent interest and additional interest), if any, or on any note when due, (2) Comtech fails to convert any note into common stock (or cash or a combination of cash and common stock) as required by the indenture, or

(3) Comtech or any guarantor fails to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note.

Any notes held by Comtech or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Comtech shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Registration Rights

On January 27, 2004, Comtech and the guarantors entered into a registration rights agreement with the initial purchaser for the benefit of the holders of the notes. Pursuant to the registration rights agreement, we and our guarantors have agreed, at our expense:

•

to file with the SEC not later than the date 90 calendar days after the first date of original issuance of the notes this shelf registration statement covering resales by the holders of all notes and the common stock issuable upon conversion of the notes who complete and deliver the selling securityholder election and questionnaire described below;

•

to file with the SEC not later than each roll-up date a shelf registration statement on such form as Comtech deems appropriate reflecting the guarantees by the entities who become guarantors on the roll-up date and covering resales by the holders of all notes and the common stock issuable upon conversion of the notes;

•

to use our reasonable best efforts to cause each such shelf registration statement to be declared effective by the SEC as promptly as is practicable, but in no event later than 180 calendar days after the first date of original issuance of the notes, in the case of this shelf registration statement, or within 45 days of the applicable roll-up date, in the case of any other shelf-registration statement; and

•	to use our reasonable best efforts to keep each such shelf registration statement effective until the earliest of:
•	two years after the last date of original issuance of any of the notes;
•

the date on which the holders of the notes and common stock issuable upon conversion of the notes that are not affiliates of Comtech are able to sell all such securities immediately without restriction in accordance with the provisions of Rule 144(k) under the Securities Act;

•

the date when all of the notes and common stock issuable upon conversion of the notes of those holders that complete and deliver the selling securityholder election and questionnaire described below are registered under this shelf registration statement and disposed of in accordance with such shelf registration statement; and

•

the date when all of the notes and common stock issuable upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise) or been disposed of in accordance with the shelf registration statement.

Not less than 30 calendar days prior to the effectiveness of this shelf registration statement, we mailed a notice of registration statement and selling securityholder election and questionnaire to each holder who purchased notes from the initial purchaser to obtain certain information regarding the holder for inclusion in this prospectus. We have named in this shelf registration statement, as a selling securityholder, each holder that has returned to us a completed and signed election and questionnaire within 20 calendar days of receipt thereof.

After effectiveness of this shelf registration statement, upon Comtech’s receipt of a completed and signed election and questionnaire from a holder, Comtech will prepare and file (a) a prospectus supplement as soon as practicable or (b) if required, a post-effective amendment to the shelf registration statement or an additional shelf registration statement as soon as reasonably practicable after the end of each fiscal quarter. Accordingly, each holder that submits a completed and signed election and questionnaire after the initial deadline may experience delay in being named as a selling securityholder in the registration statement and being able to deliver a prospectus in connection with the resale of such holder’s notes or common stock issued upon conversion of the notes.

Comtech cannot assure you that it will be able to maintain this registration statement as effective and current. The absence of a registration statement may limit the holder’s ability to sell notes and/or common stock issuable upon conversion of such notes or adversely affect the price at which such securities can be sold.

Comtech shall:

•	provide to each holder for whom a shelf registration statement was filed copies of the prospectus that is a part of such shelf registration statement;
•	notify each such holder when a shelf registration statement has become effective; and
•	take certain other actions as are required to permit unrestricted resales of the notes and common stock issuable upon conversion of the notes.
Each holder who sells securities pursuant to this shelf registration statement generally is:
•	required to be named as a selling securityholder in the related prospectus;
•	required to deliver a prospectus to the purchaser;
•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and
•	bound by the provisions of the registration rights agreement that are applicable to the holder (including certain indemnification rights and obligations).

Comtech may suspend the holders’ use of the prospectus for a period not to exceed 45 calendar days in any 90 calendar day period, and not to exceed an aggregate of 120 calendar days in any 360 calendar day period, if:

•	the prospectus would, in Comtech’s judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and
•	Comtech determines in good faith that the disclosure of this material non-public information would have a material adverse effect on it and its subsidiaries taken as a whole.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede Comtech’s ability to consummate such transaction, Comtech may extend the suspension period from 45 calendar days to 60 calendar days. Comtech need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension.

Upon the resale of notes or common stock issued upon conversion of the notes, each selling securityholder will be required to deliver a notice of such sale, in substantially the form attached as Exhibit 1 to Annex A to the offering memorandum, to the trustee and Comtech. The notice will, among other things:

•	identify the sale as a transfer pursuant to the shelf registration statement;
•	certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and
•

certify that the selling securityholder and the aggregate principal amount of the notes and/or number of shares of Comtech’s common stock owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

If:

•	this shelf registration statement was not filed with the SEC on or prior to 90 calendar days after the first date of original issuance of the notes;
•	this shelf registration statement has not been declared effective by the SEC on or prior to 180 calendar days after the first date of original issuance of the notes;

•

this shelf registration statement is filed and declared effective but thereafter ceases to be effective or usable in connection with resales of notes and common stock issuable upon conversion of the notes and Comtech does not cause the shelf registration statement to become effective or usable within five business days by filing a post-effective amendment, prospectus supplement or report pursuant to the Exchange Act;

•

if applicable, Comtech does not terminate the suspension period by the 45th or 60th calendar day, as the case may be, or a suspension period exceeds an aggregate of 120 calendar days in any 360 calendar day period; or

•

subsequent to the effectiveness of this registration statement, Comtech fails to comply with its obligation to name in the prospectus, as a selling securityholder, a holder of notes and/or common stock issuable upon conversion of the notes who has returned a completed and signed election and questionnaire, each such event referred to in the bullet points above being referred to as a “registration default,” then additional interest will accrue on the notes from and including the calendar day following the registration default to but excluding the earlier of (1) the calendar day on which all registration defaults have been cured and (2) the date this shelf registration statement is no longer required to be kept effective. Additional interest will be paid in cash semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which such additional interest begins to accrue, and will accrue on the notes at a rate per year equal to 0.25% for the first 90 calendar day period and to 0.50% thereafter of the principal amount of such notes. If a holder converts some or all of its notes into common stock during the occurrence of a registration default, the holder will not be entitled to receive additional interest on such common stock, but will receive, with respect to the portion of the conversion obligation that Comtech settles in common stock, 103% of the number of shares of Comtech’s common stock that the holder would otherwise receive upon conversion in the absence of such registration default. Comtech and the guarantors will have no other liability for monetary damages with respect to any of their registration obligations.

If this shelf registration statement covering the resales of the notes, the related guarantees and the common stock issuable upon conversion of the notes is not effective, these securities may not be sold or otherwise transferred.

Form, Denomination and Registration

Denomination and Registration

The notes are issued in fully registered form, without coupons, in denominations of $1,000 principal amount at issuance and integral multiples thereof.

Global Notes

Notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global notes directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

•	are not entitled to have certificates registered in their names;
•	are not to receive or be entitled to receive physical delivery of certificates in definitive form; and

•	are not considered holders of the global notes.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

Comtech will wire, through the facilities of the trustee, payments of principal, accrued interest (including additional interest), if any, on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of the Company, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC’s current practice, upon receipt of any payment of principal, accrued interest (including additional interest), if any, on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If a holder would like to convert its notes pursuant to the terms of the notes, the holder should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge its interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

DTC has advised Comtech that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

DTC has advised Comtech that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchaser of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If (a) DTC is at any time unwilling or unable to continue as depositary or if at any time ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by Comtech within 90 days or (b) an event of default under the indenture occurs and is continuing and the registrar has received a request from DTC that the notes be issued in definitive registered form, Comtech will cause the notes to be issued in definitive registered form in exchange for the global notes. None of

Comtech, the trustee or any of their respective agents have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Transfer and Exchange

A holder may transfer or exchange the notes only in accordance with the indenture. No service charge will be made for any registration of transfer or exchange of notes, but Comtech may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith. Comtech is not required to transfer or exchange any note in respect of which a fundamental change purchase notice has been given and not withdrawn by the holder thereof.

Restrictions on Transfer; Legends

The notes and the shares of common stock which are issued upon conversion of the notes are subject to certain restrictions on transfer set forth on the notes and in the indenture and on the share certificates, and certificates evidencing the notes and shares of common stock will bear the legend regarding such transfer restrictions.

Satisfaction and Discharge

Comtech may satisfy and discharge its obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity, any redemption date, any purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Transfer Agent and Registrar

The Bank of New York, as trustee, has been appointed by Comtech as paying agent, conversion agent, registrar and custodian with regard to the notes. The Bank of New York or its affiliates may from time to time in the future provide banking and other services to Comtech in exchange for a fee.

American Stock Transfer & Trust Company is the transfer agent and registrar for Comtech’s common stock.

Calculations in Respect of Notes

Except as otherwise provided herein, Comtech or its agents are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market price of the common stock. Comtech or its agents will make all these calculations in good faith and, absent manifest error, their calculations will be final and binding on holders of notes. Comtech or its agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Repurchase and Cancellation of Notes

Comtech and its subsidiaries may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by Comtech or its subsidiaries, to the extent permitted by law, may be reissued or resold or may, at Comtech’s option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

Replacement of Notes

Comtech will replace mutilated, destroyed, stolen or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to Comtech and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and Comtech may be required at the expense of the holder of such note before a replacement note will be issued.

DESCRIPTION OF CAPITAL STOCK

Overview

Our authorized capital stock consists of 30,000,000 shares of common stock, par value $.10, and 2,000,000 shares of preferred stock, par value $.10. As of April 5, 2004, there were 14,217,184 shares of common stock and no shares of preferred stock outstanding. As of such date, there were approximately 772 holders of record of our common stock. As of April 5, 2004, there were outstanding options to purchase an aggregate of 1,997,455 shares of our common stock at a weighted average price of $10.31 per share, of which options for 489,935 shares of common stock were exercisable. Approximately 2,609,795 shares of common stock are reserved for issuance pursuant to stock option plans, including the shares subject to the outstanding options.

Common Stock

Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. The common stock does not have cumulative voting rights, which means that (subject to the rights of the holders of preferred stock, if any) the holders of a majority of the shares voting for election of directors can elect all members of our Board of Directors. Subject to the preferential rights of the holders of shares of preferred stock, if any, the holders of common stock are entitled to share ratably in such dividends, if any, as may be declared and paid by our Board of Directors out of funds legally available therefor. See “Dividend Policy.” Upon our liquidation or dissolution, the holders of our common stock will be entitled to share ratably in the assets legally available for distribution to shareholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of our common stock have no conversion, sinking fund, redemption, preemptive or subscription rights. The shares of common stock presently issued and outstanding are, and the common stock to be issued upon conversion of the notes offered in connection with the offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences, and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may issue in the future.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 2,000,000 shares of preferred stock in one or more classes or series, each of such class or series to have such preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such class or series of preferred stock. Thus, any class or series may, if so determined by our Board of Directors, have full voting rights with our common stock or superior or limited voting rights, to be convertible into common stock or any other security that we may be authorized to issue, and have such other preferences, relative rights and limitations as our Board of Directors shall determine. As a result, any class or series of our preferred stock could have rights which would adversely affect the voting power of the common stock or which could delay, defer or prevent a change in control of Comtech. The shares of any class or series of preferred stock need not be identical. Currently, 200,000 shares of preferred stock have been designated Series A junior participating preferred stock pursuant to our rights plan described below. As of the date of this prospectus, we have no plan to issue any shares of preferred stock.

Rights Plan

On December 15, 1998, we entered into a Rights Agreement with American Stock Transfer and Trust Company, as Rights Agent. Under the Rights Agreement, our Board of Directors declared a dividend distribution of one Series A junior participating preferred stock purchase right for each outstanding share of common stock. The Board also authorized and directed the issuance of one Right with respect to each share of common stock issued thereafter. The Rights have certain anti-takeover effects.

The Rights are attached to all certificates representing outstanding shares of common stock, and no separate Right Certificates will be distributed. The Rights will separate from the shares of common stock upon the earliest to occur of (1) a person or entity or group of affiliated or associated persons having acquired beneficial ownership of 15% or more of the outstanding shares of our common stock (except pursuant to a Permitted Offer, as hereinafter defined); or (2) 10 business days (or such later date as our Board of Directors may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a Person or Group becoming an Acquiring Person (as hereinafter defined) (the earliest of such dates being called the “Distribution Date”). A Person or Group whose acquisition of shares of our common stock causes a Distribution Date pursuant to clause (1) above is an “Acquiring Person.” The date that a Person or Group becomes an Acquiring Person is the “Shares Acquisition Date.”

A Person who acquires shares of common stock pursuant to a tender or exchange offer which is for all outstanding shares of common stock at a price and on terms which our Board of Directors determines (prior to our acquisition) to be adequate and in the best interests of us and our stockholders (other than) such Person, its affiliates and associates) (a “Permitted Offer”) will not be deemed to be an Acquiring Person and such Person’s ownership will not constitute a Distribution Date.

The Rights are not exercisable until the Distribution Date, and will expire at the close of business on December 15, 2008, unless earlier redeemed by us.

In the event that any person becomes an Acquiring Person, each holder of Rights (other than Rights that have become null and void as described below) will thereafter have the right (the “Flip-In Right”) to receive, upon exercise of each Right, the number of shares of common stock (or, in certain circumstances, other securities of the Company) having a value (immediately prior to such triggering event) equal to two times the product of (i) that number of one-hundredths of a share of Series A preferred stock for which such right is then exercisable and (ii) the exercise price of such Right. Currently, the exercise price of each Right is $26.70, and each Right is exercisable for 0.445 one-hundredths of a share of Series A preferred stock. For example, if a Person became an Acquiring Person at a time when the current per share market price of our common stock is $30, each holder of a Right (other than a Right which has become null and void as described herein) would have the right to receive 1.78 shares of common stock upon exercise of the Right and payment of $26.70.

Our Board of Directors, at its option, may exchange each Right (other than those that have become null and void as described below) for one share of common stock in lieu of the Flip-In Right, provided no Person is the beneficial owner of 50% or more of the shares of common stock at the time of such exchange. Notwithstanding the foregoing, following the occurrence of the event described above, all Rights that are or (under certain circumstances specified in the Rights Agreement) were beneficially owned by any Acquiring Person or any affiliate or associate thereof or certain transferees thereof will be null and void.

In the event that, at any time following the Shares Acquisition Date, (1) we are acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation’s voting power, or (2) more than 50% of our assets or earning power is sold or transferred, then each holder of Rights (except Rights which previously have been voided as set forth above) shall thereafter have the right (the “Flip-Over Right”) to receive, upon exercise of such Rights, shares of common stock of the acquiring company (or in certain circumstances, its parent) having a value equal to two times the aggregate exercise price of the Rights. The Flip-Over Right shall not apply to any transaction described in clause (1) if such transaction is with a Person or Persons (or a wholly owned subsidiary of any such Person or Persons) that acquired shares of common stock pursuant to a Permitted Offer and the price and form of consideration offered in such transaction is the same as that paid to all holders of common stock whose shares were purchased pursuant to the Permitted Offer. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right.

At any time prior to the earlier to occur of (1) a person becoming an Acquiring Person or (2) the expiration of the Rights, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”), which redemption shall be effective at such time, on such basis and with such conditions as the Board of Directors may establish in its sole discretion. We may, at our option, pay the Redemption Price in common stock.

All of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement.

Our Board of Directors

Our Board of Directors is divided into three classes, with each class holding office for staggered three-year terms. The classification of directors may have the effect of making it more difficult for our stockholders to change the composition of the Board of Directors in a relatively short period of time. In addition, the classified board provision could have the effect of discouraging a third party from attempting to gain control of us, even though such an attempt might be beneficial to us and our stockholders. Accordingly, the classified board provision, if effective, could delay, defer or prevent a change in control of our company.

Fair Price Provision

Our certificate of incorporation contains a Fair Price Provision (the “Fair Price Provision”) which requires that mergers, certain other business combinations and similar transactions (“Business Combinations”) involving us and the beneficial owner of more than 10% of our voting shares (an “Interested Stockholder”) be approved by the vote of 80% or more of the outstanding voting shares (including a vote of at least 66 2/3% of the shares not held by the Interested Stockholder) unless the transaction is either approved by at least a two-thirds majority of the members of our Board of Directors who are unaffiliated with the Interested Stockholder and were directors before the Interested Stockholder became such (“Disinterested Directors”), or unless certain minimum price, form of consideration and procedural requirements are met. The Fair Price Provision does not, however, preclude our Board of Directors in exercising its business judgment from either opposing or approving a takeover proposal, whether or not such a proposal satisfies the minimum price, form of consideration and procedural requirements. In addition, the Fair Price Provision renders more difficult the consummation of a Business Combination by a person acquiring a substantial interest in our stock, regardless of whether any such transaction was desired by the holders of a majority (but less than 80%) of the outstanding shares. Another effect of the Fair Price Provision is to vest in one stockholder, or a group of stockholders controlling 20% or more of our voting stock, a veto power or its practical equivalent over certain transactions, unless the transactions were approved by the Disinterested Directors or the minimum price and other provisions were met, even though holder of a majority of our common stock may believe such transactions to be desirable and beneficial.

Certain Provisions of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“GCL”), an anti-takeover law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, for purposes of Section 203 of the GCL, an “interested stockholder” is a person who, together with affiliates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Liability of Directors and Officers

As permitted under Delaware law, our Certificate of Incorporation contains a provision that eliminates the personal liability of the directors to us and our stockholders for monetary damages for breaches of fiduciary duties as directors, except that such provision does not apply to any breach that involves:

•	a breach of a director’s duty of loyalty to our company;
•	any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;
•	a transaction from which the director derives an improper personal benefit; or
•	the payment of dividends or the approval of stock repurchases or redemptions that are unlawful under the GCL.

Our By-laws provide that we shall indemnify (a) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company) by reason of the fact that he is or was one of our directors, officers or employees, or is or was serving at our request as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (b) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by us or in our name to procure a judgment in its favor by reason of the fact that he is or was one of our directors, officers or employees, or is or was serving at our request as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Securities Act”) may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Shares Available for Future Sale — Options and Warrants

As of April 5, 2004, there were outstanding options to purchase an aggregate of 1,997,455 shares of our common stock at a weighted average price of $10.31 per share, of which options for 489,935 shares of common stock were exercisable. The options were granted to key employees under our equity incentive plans as part of our long-term incentive compensation strategy to attract, retain and incentivize highly qualified employees. Approximately 2,609,795 shares of common stock are reserved for issuance pursuant to stock option plans, including the shares subject to the outstanding options. There are no outstanding warrants to purchase shares of our capital stock.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, New York, New York 10038, telephone number (718) 921-8201.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of the notes, and where noted, the common stock into which the notes may be converted, as of the date of this prospectus. Except where noted, this summary deals only with a note held as a capital asset by a U.S. holder, and does not deal with special situations. For example, this summary does not address:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to persons holding the notes as part of an integrated, constructive sale or conversion transaction or a hedge or straddle;
•	tax consequences to holders of the notes whose “functional currency” is not the U.S. dollar;
•	alternative minimum tax consequences, if any; or
•	any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), U.S. Treasury Regulations (“Treasury Regulations”), rulings of the Internal Revenue Service (“IRS”) and judicial decisions, all as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.

No statutory, administrative or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes. The IRS has issued a revenue ruling with respect to instruments similar to the notes. This ruling supports certain aspects of the treatment described below. However, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences regarding this particular offering. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

If you are considering purchasing the notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes.

For purposes of this discussion, a U.S. holder is a beneficial owner of a note that is:

•	a citizen or resident of the United States;
•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Classification of the Notes

Under the indenture governing the notes, we and each holder of the notes agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to the Treasury Regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below. The remainder of this discussion assumes that the notes will be so treated and does not address any possible differing treatments of the notes. However, the application of the Contingent Debt Regulations to instruments such as the notes is uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. Holders should consult their tax advisors concerning the tax treatment of holding the notes.

Accrual of Interest

Under the Contingent Debt Regulations, actual cash payments on the notes, including payments of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;
•	require you to accrue original issue discount at the comparable yield (as described below), which will be substantially in excess of interest payments actually received by you; and
•	generally result in ordinary (rather than capital) treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the notes.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

•

the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and
•	multiplied by the number of days during the accrual period that you held the notes.

The issue price of a note was the first price at which a substantial amount of the notes were sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the notes. If you purchase a note at a price other than at its issue price, see the discussion under “—Purchasers of Notes at a Price Other Than the Adjusted Issue Price.”

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the notes. We have determined the comparable yield of the notes based on the rate, as of the initial issue date, at which we would issue a fixed-rate, nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the notes. Accordingly, we have determined that the comparable yield is an annual rate of 8.5%, compounded semi-annually.

We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the notes and estimates the amount and timing of contingent interest payments and payment upon maturity on the notes taking into account the fair market value of the common stock that might be paid upon a conversion of the notes. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in “Incorporation of Certain Documents by Reference”. By purchasing the notes, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the notes.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the notes and do not constitute a projection or representation regarding the actual amount of the payments on a note.

Adjustments to Interest Accruals on the Notes

If the actual contingent payments made on the notes differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. The positive adjustment will be treated as additional original issue discount in that taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year. If you receive in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of the deficit. A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;
•

second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

•	third, any excess negative adjustment will be treated as a regular negative adjustment in the succeeding taxable year.

Sale, Exchange, Conversion or Redemption

Upon the sale, exchange, conversion, repurchase or redemption of a note, you will recognize gain or loss equal to the difference between your amount realized (as it may be reduced in the manner described in the next following paragraph) and your adjusted tax basis in the notes. As a holder of a note, you agree that under the Contingent Debt Regulations, we will report the amount realized as including the fair market value of our stock that you receive on conversion as a contingent payment. Such gain on a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the notes. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the notes were held for greater than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Any excess negative adjustment in the taxable year in which the note is sold, exchanged or retired reduces your amount realized on the note.

Special rules apply in determining the tax basis of a note. Your tax basis in a note is generally increased by original issue discount (before taking into account any adjustments) you previously accrued on the notes, and reduced by the projected amount of any payments previously scheduled to be made on the notes.

Under this treatment, your adjusted tax basis in the common stock received upon conversion of a note will equal the then current fair market value of such common stock. Your holding period for our common stock received will commence on the day of conversion.

Given the uncertain tax treatment of instruments such as the notes, you should contact your tax advisers concerning the tax treatment on conversion of a note and the ownership of the common stock.

Purchasers of Notes at a Price other than the Adjusted Issue Price

If you purchase a note in the secondary market for an amount that differs from the adjusted issue price of the note at the time of purchase, you will be required to accrue interest income on the note in accordance with the comparable yield even if market conditions have changed since the date of issuance. You must reasonably determine whether the difference between the purchase price for a note and the adjusted issue price of a note is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the note, a change in interest rates since the note was issued, or both, and allocate the difference accordingly. Adjustments allocated to a change in interest rates will cause, as the case may be, a “positive adjustment” or a “negative adjustment” to your interest inclusion. If the purchase price of a note is less than its adjusted issue price, a positive adjustment will result, and if the purchase price is more than the adjusted issue price of a note, a negative adjustment will result. To the extent that an adjustment is attributable to a change in interest rates, it must be reasonably allocated to the daily portions of interest over the remaining term of the note.

To the extent that the difference between your purchase price for the note and the adjusted issue price of the note is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the note (and not to a change in the market interest rates), you will be required to reasonably allocate that difference to the contingent payments. Adjustments allocated to the contingent payments will be taken into account when the contingent payments are made. Any negative or positive adjustment of the kind described above made by you will decrease or increase, respectively, your tax basis in the note.

Certain U.S. holders will receive Forms 1099-OID reporting interest accruals on their note. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from your purchase of a note in the secondary market at a price that differs from its adjusted price on the date of purchase. You are urged to consult your tax advisor as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

Constructive Distributions

The conversion ratio of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided for in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to non-corporate holders would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. You should consult your tax advisors concerning the tax treatment of such constructive distributions.

Non-U.S. Holders

The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock. The term “non-U.S. holder” means a beneficial owner of a note or share of common stock that is not a U.S. holder.

Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations”, “passive foreign investment companies”, “foreign personal holding companies”, corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments with Respect to the Notes

The 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest (including amounts taken into income under the accrual rules described above under “—U.S. Holders” and a payment of common stock pursuant to a conversion) on a note, provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;
•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;
•	you are not a controlled foreign corporation that is related to us through stock ownership;
•	you are not a bank whose receipt of interest (including original issue discount) on a note is described in Section 881(c)(3)(A) of the Code;
•	our common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code and we are not a “U.S. real property holding corporation”; and
•

(a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) you hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to holders that are pass-through entities.

If you cannot satisfy the requirements described above, payments of interest (including original issue discount) will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest (including original issue discount) paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest (including original issue discount) on a note is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax if you satisfy the certification requirement described under “Payments with Respect to the Notes”) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Payments on Common Stock and Constructive Dividends

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see “—U.S. Holders — Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

As more fully described under “Description of Notes — Registration Rights,” upon the occurrence of certain enumerated events we may be required to pay additional amounts to you. Payments of such additional amounts may be subject to federal withholding.

Sale, Exchange or Redemption of Shares of Common Stock

Any gain realized upon the sale, exchange, redemption or other disposition of a share of common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by you,
•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or
•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

We believe that we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes. If we are or become a “United States real property holding corporation” and our common stock is and continues to be regularly traded on an established securities market, only a non-United States holder of common stock who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock.

U.S. Federal Estate Tax

The U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that any payment to you on the notes, including original issue discount, would be eligible for exemption from the 30% federal withholding tax under the rules described under “Payments with Respect to the Notes” without regard to the sixth bullet point. However, shares of common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a U.S. holder of notes or shares of common stock, information reporting requirements generally will apply to all payments we make to you and the proceeds from a sale of a note or share of common stock made to you, unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, or a certification of exempt status, or if you fail to report in full interest and dividend income.

In general, if you are a non-U.S. holder, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the statement described above under “—Payments With Respect to the Notes.” We must report annually to the IRS and to each non-U.S. holder the amount of interest and dividends paid to such holder and the tax withheld with respect to such interest and dividends, regardless of whether withholding was required. Copies of the information returns reporting such interest and dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In addition, if you are a non-U.S. holder, payments of the proceeds of a sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries are subject to both backup withholding and information reporting unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase, ownership and disposition of the notes and common stock issuable upon conversion of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under United States federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “similar laws”); and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and other arrangements (each a “plan”).

The following discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes or shares of common stock issuable upon conversion of the notes on behalf of, or with the assets of, any plan, consult with their counsel to determine whether such plan is subject to Title I of ERISA, Section 4975 of the Code and/or any similar laws and whether an exemption would be applicable to the purchase and holding of the notes and the common stock issuable upon conversion of the notes.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA plan”) and prohibit certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA plan.

In considering the purchase of notes or common stock issuable upon conversion of the notes to be held as the assets of any plan, a fiduciary should determine whether the investment in the notes or the common stock issuable upon conversion of the notes is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws. Plan fiduciaries should also consider the entire discussion under the preceding section entitled “Certain U.S. Federal Income Tax Considerations,” as material contained therein may be relevant to any decision by a plan to purchase notes (or common stock issuable upon conversion of the notes).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” (within the meaning of Section 3(14) of ERISA) or “disqualified persons” (within the meaning of Section 4975 of the Code), unless an exemption is available. A party in interest or disqualified person that engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA plan that engaged in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The purchase and holding of the notes (or common stock issuable upon conversion of the notes) by an ERISA plan with respect to which we or the initial purchaser, are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the notes (or common stock issuable upon conversion of the notes) are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the purchase and holding of the notes. These class exemptions include, without limitation, PTCE 91-38 regarding bank collective investment funds, PTCE 90-1 regarding insurance company pooled separate accounts, PTCE 84-14 regarding transactions determined by independent qualified professional asset managers, PTCE 95-60 regarding life insurance company general accounts and PTCE 96-23 regarding transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

While ERISA and the Code do not define “plan assets,” regulations (the “plan asset regulations”) promulgated under ERISA by the DOL provide guidance on the circumstances under which an ERISA plan’s investment will be subject to a “look through rule” and thus turn our assets into plan assets. When an ERISA plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), the ERISA plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the plan asset regulations. Although no assurances can be given, we do not anticipate that the notes will be deemed an equity interest in Comtech, although the convertible feature could be treated as a substantial equity feature. However, the shares of common stock issuable upon conversion of the notes will constitute an equity interest in Comtech.

Furthermore, we do not anticipate (i) that we will be an investment company registered under the Investment Company Act or (ii) that we will monitor whether investment in the common stock issuable upon conversion of the notes by benefit plan investors will be “significant” for purposes of the plan asset regulations. We do anticipate that we will qualify as an “operating company” within the meaning of the plan asset regulations, although no assurances can be given in this regard.

Plan Asset Consequences

If our assets are deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, which could materially affect our operations, (ii) potential liability of persons having investment discretion over the plan assets provided to us should our use or investment of such assets not conform to ERISA’s prudence and fiduciary standards and (iii) the possibility that certain transactions in which we might engage would constitute “prohibited transactions” under ERISA and the Code.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement to Bear, Stearns & Co. Inc. (the “initial purchaser”) on January 27, 2004. The notes were resold by the initial purchaser to qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The notes and the shares of common stock issuable upon the conversion of the notes that may be offered pursuant to this prospectus will be offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors.

The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders on or prior to April 6, 2004. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $105.0 million aggregate principal amount of notes outstanding.

The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 21.1640 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. No selling securityholder named in the table below beneficially owns one percent or more of our common stock, based on 14,217,184 shares of common stock outstanding on April 5, 2004. Information concerning other selling securityholders will be set forth in prospectus supplements or, if appropriate, post-effective amendments to the registration statement of which this prospectus is a part, from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

Selling Securityholder (1)	Principal Amount of Notes Beneficially Owned and Offered Hereby (1)	Percentage of Notes Outstanding		Number of Shares of Common Stock
				Beneficially Owned (1)(2)	Offered Hereby	Owned After the Offering
Bear, Stearns & Co. Inc.	$300,000	*	%	72,826	6,349	66,477
BP Amoco PLC Master Trust	295,000	*		6,243	6,243	—
Calamos Market Neutral Fund – Calamos Investment Trust	2,000,000	1.90		42,328	42,328	—
CNH CA Master Account, L.P.	750,000	*		15,873	15,873	—
Credit Suisse First Boston Europe Limited	750,000	*		15,873	15,873	—
DB Equity Opportunities Master Portfolio Ltd.	400,000	*		8,465	8,465	—
DKR Sandshore Opportunity Holding Fund Ltd.	2,250,000	2.14		47,619	47,619	—

Selling Securityholder (1)	Principal Amount of Notes Beneficially Owned and Offered Hereby (1)	Percentage of Notes Outstanding	Number of Shares of Common Stock
			Beneficially Owned (1)(2)	Offered Hereby	Owned After the Offering
DKR Sandshore Strategic Holding Fund Ltd.	1,000,000	*	21,164	21,164	—
FrontPoint Convertible Arbitrage Fund, L.P.	4,750,000	4.52	100,529	100,529	—
Goldman, Sachs & Co.	5,000,000	4.76	117,709	105,820	11,889
Grace Convertible Arbitrage Fund, Ltd.	4,500,000	4.29	95,238	95,238	—
Guggenheim Portfolio Co. XV, LLC	1,000,000	*	21,164	21,164	—
Hotel Union & Hotel Industry of Hawaii Pension Plan	66,000	*	1,396	1,396	—
Hourglass Master Fund, Ltd.	850,000	*	17,989	17,989	—
Institutional Benchmarks Master Fund Ltd.	419,000	*	8,867	8,867	—
Jefferies & Company Inc.	1,000	*	21	21	—
KBC Financial Products USA, Inc.	2,100,000	2.00	44,444	44,444	—
Liberty View Convertible Arbitrage Fund, Ltd.	1,500,000	1.43	31,746	31,746	—
Liberty View Funds, L.P.	3,500,000	3.33	74,074	74,074	—
Man Convertible Bond Master Fund L.P.	4,701,000	4.48	99,491	99,491	—
McMahan Securities Co. L.P.	100,000	*	2,116	2,116	—
Putnam Convertible Income – Growth Trust	4,300,000	4.10	91,005	91,005	—
Pyramid Equity Strategies Fund	100,000	*	2,116	2,116	—
RCG Halifax Master Fund, Ltd.	1,000,000	*	21,164	21,164	—
RCG Latitude Master Fund, Ltd.	6,000,000	5.71	126,984	126,984	—
RCG Multi Strategy Master Fund, Ltd.	1,000,000	*	21,164	21,164	—
Ritchie Beech Trading, Ltd.	150,000	*	3,174	3,174	—
Satellite Convertible Arbitrage Master Fund, LLC	2,250,000	2.14	47,619	47,619	—

Selling Securityholder (1)	Principal Amount of Notes Beneficially Owned and Offered Hereby (1)	Percentage of Notes Outstanding	Number of Shares of Common Stock
			Beneficially Owned (1)(2)	Offered Hereby	Owned After the Offering
Silverback Master, Ltd.	5,000,000	4.76	105,820	105,820	—
Sphinx Convertible Arb Fund SPC	113,000	*	2,391	2,391	—
SSI Blended Market Neutral L.P.	132,000	*	2,793	2,793	—
SSI Hedged Convertible Market Neutral L.P.	218,000	*	4,613	4,613	—
St. Thomas Trading, Ltd.	7,799,000	7.43	165,058	165,058	—
Sterling Investment Co.	1,500,000	1.43	31,746	31,746	—
The Drake Offshore Master Fund, Ltd.	6,500,000	6.19	137,566	137,566	—
Viacom Inc. Pension Plan Master Trust	6,000	*	126	126	—
UBS AG London F/B/O PB Desk	3,000,000	2.86	63,492	63,492	—
Victus Capital, L.P.	2,000,000	1.90	42,328	42,328	—
Xavex Convertible Arbitrage 5 Fund	1,000,000	*	21,164	21,164	—

______________

*	Less than 1%.
(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.
(2)

Assumes conversion at an initial conversion rate of 21.1640 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. However, this conversion price will be subject to adjustment and, as a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which includes their transferees, distributees, pledgees or donees or their successors, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The notes and the underlying common stock may be sold in one or more transactions at fixed prices:

•	at prevailing market prices at the time of sale;
•	at prices related to such prevailing market prices;
•	at varying prices determined at the time of sale; or
•	at negotiated prices.

Such sales may be effected in transactions in the following manner (which may involve crosses or block transactions):

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise; or
•	through the settlement of short sales.

Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common stock and deliver these securities to close out such short positions, or lend or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

From time to time, one or more of the selling securityholders may distribute, devise, gift, pledge, hypothecate or grant a security interest in some or all of the securities owned by them. Any such distributees, devisees or donees will be deemed to be selling securityholders. Any such pledges, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders.

The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our underlying common stock is quoted on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market. We cannot guarantee that any trading market will develop for the notes.

The notes and underlying common stock may be sold in some states only through registered or licensed brokers or dealers. The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply, and have agreed to comply, with the prospectus delivery requirements and other provisions of the Securities Act and the Exchange Act, and the respective rules thereunder, particularly Regulation M thereunder, in connection with any offering of the securities offered hereby.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

If required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than applicable transfer taxes and commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

The legality of the notes offered hereby and of the shares of common stock issuable upon conversion thereof will be passed upon for us by Proskauer Rose LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Comtech Telecommunications Corp. as of July 31, 2003 and 2002, and for each of the years in the three-year period ended July 31, 2003, have been incorporated by reference in this prospectus, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such reports available free of charge through our corporate website (at www.comtechtel.com) as soon as reasonably practical after we file any such report with the SEC. The information posted on our corporate website is not incorporated into this prospectus. You can also inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

You should rely only upon the information provided in this prospectus or incorporated herein by reference. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, including any information incorporated herein by reference, is accurate as of any other date other than that set forth on the front cover of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus certain information that we have filed and will file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended July 31, 2003, filed on September 23, 2003;
•	Quarterly Reports on Form 10-Q for the periods ended October 31, 2003, filed on December 9, 2003, and January 31, 2004, filed on March 10, 2004;
•	Current Reports on Form 8-K filed on September 23, 2003, December 9, 2003, January 21, 2004, January 23, 2004, January 27, 2004, January 28, 2004 and March 10, 2004;
•	Definitive Proxy Statement filed on November 3, 2003;
•

Form 8-A relating to the registration of our common stock pursuant to Section 12(g) of the Exchange Act, filed on November 22, 1974, as amended by our Current Report on Form 8-K dated December 11, 2000;

•

Form 8-A relating to the registration of our preferred stock pursuant to Section 12(g) of the Exchange Act, filed on December 22, 1998, as amended by our Form 8-A/A amending registration of our preferred stock pursuant to Section 12(g) of the Exchange Act, filed on December 23, 1998; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Comtech Telecommunications Corp.
105 Baylis Road
Melville, New York 11747
Telephone: (631) 777-8900
Attention: Ms. Gail Segui

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be supplemented, modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is also incorporated or is deemed to be incorporated by reference in this prospectus supplements, modifies or supersedes such statement. Any such statement so modified or superseded will be deemed not, except as so modified or superseded, to constitute a part of this prospectus.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

$105,000,000
(Aggregate Principal Amount)

2.0% Convertible Senior Notes due 2024, Related Guarantees and
the Common Stock Issuable Upon Conversion of the Notes

PROSPECTUS

____________, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate (other than with respect to the Registration Fee) of the expenses payable by Comtech in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions:

Securities and Exchange Commission Registration fee	$13,305.50
Printing	15,000.00
Accounting fees and expenses	25,000.00
Legal fees and expenses	35,000.00
Miscellaneous	5,000.00

Total	$93,305.50

Comtech will bear all expenses shown above. The selling securityholders will bear all underwriting discounts and selling commissions and transfer taxes applicable to the sale of the notes and the common stock issuable upon conversion of the notes registered pursuant to this registration statement.

Item 15. Indemnification of Directors and Officers.

As permitted under Delaware law, Comtech Telecommunication Corp.’s Certificate of Incorporation contains a provision that eliminates the personal liability of the directors to Comtech and its stockholders for monetary damages for breaches of fiduciary duties as directors, except that such provision does not apply to any breach that involves:

•	a breach of a director’s duty of loyalty to Comtech;
•	any acts or omission not in good faith or which involves intentional misconduct or a knowing violation of law;
•	a transaction from which the director derives an improper personal benefit; or
•	the payment of dividends or the approval of stock repurchases or redemptions that are unlawful under the Delaware General Corporation Law.

Comtech’s By-laws provide that it shall indemnify (a) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Comtech) by reason of the fact that he is or was one or Comtech’s directors, officers or employees, or is or was serving at its request as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to Comtech’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (b) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by Comtech or in its name to procure a judgment in its favor by reason of the fact that he is or was one of Comtech’s directors, officers or employees, or is or was serving at Comtech’s request as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to Comtech’s best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Comtech unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of Comtech pursuant to the foregoing provisions, or otherwise, Comtech has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

Exhibit Number	Description of Exhibit

4.1	Form of Certificate Evidencing Shares of Common Stock (filed herewith)

4.2	Indenture by and between the Registrant and The Bank of New York, as trustee, dated as of January 27, 2004, including form of Note (filed herewith)

4.3	Form of Note (included in Exhibit 4.2) (filed herewith)

4.4	Registration Rights Agreement dated as of January 27, 2004 between the Registrant and Bear, Stearns & Co. Inc., as Initial Purchaser (filed herewith)

4.5

Rights Agreement dated as of December 15, 1998 between the Registrant and American Stock Transfer and Trust Company, as Rights Agent (Exhibit 4(1) to the Registrant’s Form 8-A/A, dated December 23, 1998)

5.1	Legal Opinion of Proskauer Rose LLP (filed herewith)

12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Proskauer Rose LLP (contained in Exhibit 5.1 to this registration statement)

24.1	Power of Attorney (contained in the signature pages to this registration statement)

25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee (filed herewith)

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(A)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 of 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(B)

For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 hereof or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(D)(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(E)

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “TIA”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the TIA.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville and State of New York, on the 7th day of April, 2004.

COMTECH TELECOMMUNICATIONS CORP.
By:	/s/ Fred Kornberg
	Name:	Fred Kornberg
	Title:	Chairman of the Board, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names. Each person whose signature appears below hereby authorizes Fred Kornberg and Robert G. Rouse, and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement as the Registrant deems appropriate, and appoints Fred Kornberg and Robert G. Rouse, and each of them, with full power of substitution, attorneys-in-fact to sign any amendment and any post-effective amendment to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Capacity	Date

/s/ Fred Kornberg	Chairman of the Board, Chief	April 7, 2004
Fred Kornberg	Executive Officer and President (Principal Executive Officer)

/s/ Robert G. Rouse	Senior Vice President and Chief	April 7, 2004
Robert G. Rouse	Financial Officer
(Principal Financial and Accounting Officer)

/s/ George Bugliarello	Director	April 7, 2004
George Bugliarello

/s/ Richard L. Goldberg	Director	April 7, 2004
Richard L. Goldberg

/s/ Edwin Kantor	Director	April 7, 2004
Edwin Kantor

/s/ Ira Kaplan	Director	April 7, 2004
Ira Kaplan

/s/ Gerard R. Nocita	Director	April 7, 2004
Gerard R. Nocita